     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             DEL MONTE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               2033                              75-3064217
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                            DEL MONTE FOODS COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               6719                              13-3542950
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                             ---------------------
                           ONE MARKET @ THE LANDMARK
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 247-3000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of all Registrant's Principal Executive Office)
                             ---------------------
                               JAMES POTTER, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                           ONE MARKET @ THE LANDMARK
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 247-3000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
              of Agent for Service of Process for all Registrants)
                             ---------------------
                                   COPIES TO:

                DOUGLAS D. SMITH, ESQ.                                 LINDA L. CURTIS, ESQ.
             GIBSON, DUNN & CRUTCHER LLP                            GIBSON, DUNN & CRUTCHER LLP
                ONE MONTGOMERY STREET                                  333 SOUTH GRAND AVENUE
           SAN FRANCISCO, CALIFORNIA 94104                         LOS ANGELES, CALIFORNIA 90071
                    (415) 393-8300                                         (213) 229-7000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED            SECURITY             PRICE(1)       REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Series B 8 5/8% Senior Subordinated Notes Due
  2012.......................................     $450,000,000             100%             $450,000,000          $36,405.00
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of the Series B 8 5/8% Senior
  Subordinated Notes Due 2012(2).............     $450,000,000           None(3)              None(3)              None(3)
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.

(2) See the following page for a list of subsidiary guarantors who are additional registrants.

(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantees.
                             ---------------------

    THE REGISTRANTS AND ADDITIONAL REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS AND ADDITIONAL REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                       STATE OR OTHER     PRIMARY STANDARD
                                                      JURISDICTION OF        INDUSTRIAL        I.R.S. EMPLOYER
                                                      INCORPORATION OR     CLASSIFICATION      IDENTIFICATION
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER    ORGANIZATION        CODE NUMBERS           NUMBER
----------------------------------------------------  ----------------   -------------------   ---------------
Star-Kist Samoa, Inc..............................       California             2091             97-0000256
Marine Trading Pacific, Inc.......................         Delaware             0912             95-3170165
Star-Kist Mauritius, Inc..........................         Delaware             0912             33-0260342
Mike Mac IHC, Inc.................................         Delaware             6719             98-0102203

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any state where the offer or exchange is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 8, 2003

PROSPECTUS

                                  $450,000,000

                                 DEL MONTE LOGO

                             DEL MONTE CORPORATION

                               OFFER TO EXCHANGE
               SERIES B 8 5/8% SENIOR SUBORDINATED NOTES DUE 2012
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
                   8 5/8% SENIOR SUBORDINATED NOTES DUE 2012

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON           , 2003, UNLESS EXTENDED

    We are offering to exchange our Series B 8 5/8% Senior Subordinated Notes Due 2012, which have been registered under the Securities Act of 1933, referred to as the exchange notes in this prospectus, for any and all of our outstanding 8 5/8% Senior Subordinated Notes Due 2012 issued on December 20, 2002, referred to as the outstanding notes in this prospectus.

THE EXCHANGE NOTES

    - The terms of the registered exchange notes to be issued are substantially identical to the terms of the outstanding notes that we issued on December 20, 2002, except for transfer restrictions, registration rights and certain related provisions that will not apply to the exchange notes.

    - Interest on the exchange notes accrues at the rate of 8.625% per annum, payable semiannually in arrears in cash each June 15 and December 15, commencing on December 15, 2003.

    - The issuer, Del Monte Corporation, which we refer to as DMC in this prospectus, may redeem the notes in whole or in part beginning on December 15, 2007 at an initial redemption price equal to 104.31% of their principal amount, plus accrued interest. In addition, on or before December 15, 2005, DMC may redeem up to 35% of the notes at a redemption price equal to 108.625% of their principal amount, plus accrued interest, using proceeds from an offering of DMC's capital stock or from the proceeds of an offering of the capital stock of DMC's parent company Del Monte Foods Company, which we refer to as DMFC in this prospectus.

    - The notes will rank equally with all of our other unsecured senior subordinated indebtedness, including our 9 1/4% Senior Subordinated Notes Due 2011, referred to as the existing notes, and will be junior to our senior indebtedness. The notes are guaranteed on a subordinated basis by DMFC.

    - We do not intend to list the exchange notes on any securities exchange.

MATERIAL TERMS OF THE EXCHANGE OFFER

    - The exchange offer expires at 5 p.m., New York City time, on         ,
      2003, unless extended.

    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement entered into on December 20, 2002 among DMC, DMFC and the placement agents, as identified in this prospectus, for the outstanding notes.

    - We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

                             ---------------------

    FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER TO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDER FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OUTSTANDING NOTES OR THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is         , 2003

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. Requests should be made to:

                           Attn.: Corporate Secretary
                             Del Monte Corporation
                           One Market @ The Landmark
                                P.O. Box 193575
                          San Francisco, CA 94119-3575
                                 (415) 247-3382

     The exchange offer is expected to expire on           , 2003, and you must
make your investment decision by this expiration date. THEREFORE, IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, WE MUST RECEIVE YOUR
REQUEST BY           , 2003, OR THE DATE THAT IS NO LATER THAN FIVE BUSINESS
DAYS BEFORE THE EXPIRATION DATE. See "Where You Can Find More Information."

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   12
The Exchange Offer..........................................   17
Use of Proceeds.............................................   26
Capitalization..............................................   26
Security Ownership..........................................   27
Selected Historical Consolidated Financial Data.............   29
Description of the Exchange Notes...........................   31
Description of Existing Indebtedness........................   79
Certain Federal Income Tax Considerations...................   82
Legal Matters...............................................   86
Experts.....................................................   86

                             ---------------------

     In making an investment decision, you must rely on your own examination of our business and the terms of the exchange offer, including the merits and risks involved. You acknowledge that:

     - you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained or incorporated by reference in this prospectus; and

     - no person has been authorized to give any information or to make any representation concerning us or the exchange notes (other than as contained or incorporated by reference in this prospectus and information given by our duly authorized officers and employees in connection with investors' examination of us and the terms of the exchange offer) and, if given or made, that other information or representation should not be relied upon as having been authorized by us.

                             ---------------------

     We are not making any representation to you regarding the legality of an investment by you under appropriate legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the exchange notes.

                             ---------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the exchange notes only where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the exchange notes.
                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports (including annual reports which contain audited financial statements), proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

     We filed a registration statement on Form S-4 with the SEC on           ,
2003. This prospectus is a part of the registration statement and constitutes the prospectus for the exchange notes to be issued in this exchange offer. As allowed by the SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information included or incorporated in this prospectus.

     We incorporate by reference the documents, and portions of documents, listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this exchange offer is completed:

     - the Annual Report on Form 10-K of DMFC for the fiscal year ended April 27, 2003 filed with the SEC on July 22, 2003;

     - the following pages and captioned text of the Annual Report on Form 10-K of DMFC for the fiscal year ended June 30, 2002 filed with the SEC on September 30, 2002: pages 46-76, "Report of Independent Auditors;" "Del Monte Foods Company and Subsidiaries Consolidated Balance Sheets;" "Del Monte Foods Company and Subsidiaries Consolidated Statements of Income;" "Del Monte Foods Company and Subsidiaries Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income;" "Del Monte Foods Company and Subsidiaries Consolidated Statements of Cash Flows;" and "Del Monte Foods Company and Subsidiaries Notes to Consolidated Financial Statements, June 30, 2002";

     - the following pages and captioned text of the Quarterly Report on Form 10-Q of DMFC for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002: pages 1-10, "Del Monte Foods Company and Subsidiaries Consolidated Balance Sheets;" "Del Monte Foods Company and Subsidiaries Consolidated Statement of Income;" "Del Monte Foods Company and Subsidiaries Consolidated Statements of Cash Flows;" and "Del Monte Foods Company and Subsidiaries Notes to Consolidated Financial Statements, September 30, 2002";

     - the following pages and captioned text of the Proxy Statement of DMFC filed with the SEC on July 23, 2003 relating to our 2003 annual meeting of stockholders and incorporated by reference into the above-referenced Annual Report on Form 10-K: pages 5-6, "Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting," "Nominees for Election for a Three-Year Term Expiring at the 2004 Annual Meeting," and "Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting;" pages 10-11, "Compensation Committee Interlocks and Insider Participation" and "Compensation of Directors;" pages 20-21, "Compensation of Executive Officers;"

       pages 22-27 "Employment and other Arrangements;" pages 28-30, "Certain Relationships and Related Transactions;" pages 31-34, "Report of the Compensation Committee on Executive Compensation;" and page 36, "Performance Measurement Comparison;" and

     - the Current Report on Form 8-K of DMFC dated August 8, 2003 reporting information in Item 5 thereof.

     You may request a free copy of the above filings and any future filings by writing or telephoning us at the following address:

                           Attn.: Corporate Secretary
                             Del Monte Corporation
                           One Market @ The Landmark
                                P.O. Box 193575
                          San Francisco, CA 94119-3575
                                 (415) 247-3382

     Also, you may access a copy of the above filings and any future filings at "http://www.delmonte.com." Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

     The indenture governing the outstanding notes, which we referred to as the indenture in this prospectus, will also govern the exchange notes. The outstanding notes and the exchange notes, together, are a single series of debt securities.
                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated into this document by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus, including under the sections entitled "Summary" and "Risk Factors," and in the information incorporated into this prospectus by reference. These statements are based on our plans, estimates and projections at the time we make the statements, and you should not place undue reliance on them. In some cases, you can identify forward-looking statements by the use of forward-looking terms such as "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terms.

     Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in or suggested by any forward-looking statement. These factors include, among others:

     - the success of the integration of the businesses we acquired from H.J. Heinz Company, which we refer to as the acquired businesses in this prospectus as further described below, in a timely and cost-effective manner;

     - the risk that we may incur liabilities as a result of the acquisition of the acquired businesses that are currently unknown;

     - costs related to the acquisition and integration of the acquired businesses;

     - the actions of the U.S., foreign and local governments;

     - general economic and business conditions;

     - weather conditions;

     - energy costs and availability;

     - crop yields;

     - competition, including pricing and promotional spending levels by competitors;

     - raw material cost and availability;

     - fish availability and pricing;

     - high leverage;

     - product liability claims;

     - changes in or the failure or inability to comply with, governmental regulations, including environmental regulations;

     - foreign currency exchange and interest rate fluctuations;

     - the loss of significant customers or a substantial reduction in orders from these customers;

     - timely introduction and market acceptance of new products;

     - changes in business strategy or development plans;

     - availability, terms and deployment of capital;

     - ability to increase prices;

     - disruption in relationships with our employees;

     - industry trends, including changes in buying and inventory practices by customers;

     - production capacity constraints; and

     - other economic, business, competitive and/or regulatory factors affecting our operations, including those set forth in this document under the caption "Risk Factors," those set forth in our Annual Report on Form 10-K for the fiscal year ended April 27, 2003 under the caption "Factors that May Affect Our Future Results and Stock Price" and those described from time to time in our other filings with the SEC.

     All forward-looking statements contained in or incorporated by reference into this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
                             ---------------------

Del Monte, Contadina, StarKist, S&W, SunFresh, Fruit Cup, Fruit Naturals, Orchard Select, Tropical Select, Kibbles 'n Bits, 9Lives, Pup-Peroni, and College Inn, among others, are our registered or unregistered trademarks.

                                    SUMMARY

     The following summary highlights some of the information included in this prospectus. It is not complete and may not contain all of the information that you should consider before exchanging the notes. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements incorporated by reference into this prospectus. Unless the context otherwise requires, "we", "us", "our" and "DMFC" means Del Monte Foods Company and its consolidated subsidiaries, including Del Monte Corporation and the subsidiary guarantors, and "DMC" means Del Monte Corporation, the issuer of the outstanding notes and the exchange notes and a wholly-owned subsidiary of DMFC, and its subsidiaries. In connection with the merger described below, we changed our fiscal year end from June 30 to the Sunday closest to April 30.

                                   DEL MONTE

     Del Monte Foods Company is one of the country's largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating approximately $2.2 billion in net sales in fiscal 2003. Our leading food brands include Del Monte, StarKist, Contadina, S&W and College Inn and other brand names, and our pet food and pet snacks brands include 9Lives, Kibbles 'n Bits, Pup-Peroni and Pounce. Our products are sold nationwide, in all channels serving retail markets, as well as to the U.S. military, certain export markets, the foodservice industry and other food processors. We utilize 16 production facilities and 18 distribution centers in the United States and have additional operating facilities in Ecuador, American Samoa, Canada and Venezuela. Through strategic acquisitions, we have expanded our product offerings, further penetrated grocery chains, club stores, supercenters and mass merchandisers; improved market share; and leveraged our manufacturing capabilities.

     We believe our diversified, multi-category product line provides us with a competitive advantage in selling to the retail grocery industry. We sell our products in the U.S. retail dry grocery market primarily through grocery chains, club stores, supercenters and mass merchandisers. Our long-term relationships with our customers allow them to rely on our continuity of supply and our value-added services, such as our category and inventory management programs, which enable our customers to more effectively manage their inventory and business.

THE MERGER

     On December 20, 2002, we completed the acquisition of certain businesses of H.J. Heinz Company, which we refer to as Heinz in this prospectus, including Heinz's U.S. and Canadian pet food and pet snacks, North American tuna, U.S. retail private label soup, and U.S. infant feeding businesses, which we refer to as the acquired businesses in this prospectus. The acquired businesses include brand names, such as StarKist, College Inn, 9Lives, Kibbles 'n Bits, Pounce and Pup-Peroni.

     The acquisition was completed pursuant to a separation agreement dated as of June 12, 2002, between Heinz and SKF Foods Inc., then a wholly-owned subsidiary of Heinz and which we refer to as SKF in this prospectus, and an agreement and plan of merger dated as of June 12, 2002, by and among DMFC, Heinz, SKF and DMC. Under the terms of the separation agreement, Heinz transferred the acquired businesses to SKF and distributed all of the issued and outstanding shares of SKF common stock on a pro rata basis to the holders of record of the outstanding common stock of Heinz on December 19, 2002. We refer to these transactions as the spin-off. Under the terms of the agreement and plan of merger, DMC merged with and into SKF, with SKF being the surviving corporation and becoming a new wholly-owned subsidiary of DMFC. We refer to this transaction as the merger. In connection with the merger, each share of SKF common stock was converted into 0.4466 shares of DMFC common stock. DMFC issued
156.9 million shares of DMFC common stock as a result of the merger. Immediately following the merger, SKF, as the new wholly-owned subsidiary of DMFC, changed its name to "Del Monte Corporation."

     The merger has been accounted for as a reverse acquisition in which SKF is treated as the acquirer and DMC the acquiree, primarily because Heinz shareholders owned a majority, approximately 74.5 percent, of our common stock upon completion of the merger. The historical financial statements of SKF, which reflect the operations of the acquired businesses while under the management of Heinz, became our historical financial statements as of the completion of the merger. Our consolidated financial statements reflect the combined operations of SKF and DMC businesses for periods after December 20, 2002, and reflect solely the operations of SKF for periods prior to December 20, 2002.

THE FINANCING

     In connection with the spin-off and merger, SKF issued $450.0 million ($300.0 million of which was issued directly to Heinz in connection with the spin-off and subsequently sold by Heinz) of 8 5/8% Senior Subordinated Notes Due 2012 issued on December 20, 2002, which we refer to as the outstanding notes in this prospectus.

     On December 20, 2002, in connection with the merger, we borrowed under the following credit facility:

     - Term A Loan -- $195.0 million under a six-year floating-rate term loan obligation with interest generally payable on the last day of each applicable interest period. Scheduled principal payments of the Term A loan begin on April 30, 2004 and end on the maturity date.

     - Term B Loan -- $705.0 million and E44.0 million ($45.0 million U.S. dollar equivalent on December 20, 2002) under an eight-year floating-rate term loan obligation with interest generally payable on the last day of each applicable interest period. Scheduled principal payments of the Term B loan began on April 25, 2003 and end on the maturity date.

Also, in connection with the merger, we established a $300.0 million six-year floating rate revolving credit facility with several lending participants, under which we initially borrowed $93.0 million. The balance under the revolving credit facility was zero at April 27, 2003 and was $34.9 million at July 27, 2003, and we have made both scheduled principal payments and principal prepayments on both the Term A loan and Term B loan. See "Description of Existing Indebtedness." The Term A loan, the Term B Loan, and the revolving credit facility are collectively referred to in this prospectus as the credit facility.

     Our principal executive offices are located at One Market @ The Landmark, San Francisco, California 94105, and our telephone number is (415) 247-3000.

RECENT DEVELOPMENTS

     We entered into a stockholder rights agreement on June 12, 2002 with TPG Partners, L.P. and TPG Parallel I, L.P., referred to collectively in this prospectus as TPG, by which we granted to TPG registration rights with respect to shares of DMFC common stock held by TPG. On July 28, 2003, TPG delivered to us a notice of the exercise of its rights under the stockholders rights agreement to register the shares of DMFC common stock held by TPG. We must use commercially reasonable efforts to effect the registration of the common stock under the Securities Act of 1933.

     In connection with the merger, we assumed the defense of an action brought by Purebred Company, Inc., in the U.S. District Court for the District of Colorado on March 30, 2000. On July 25, 2003, we entered into a full and final settlement of this matter and paid the plaintiff the sum of $5.74 million.

                               THE EXCHANGE OFFER

The Exchange Offer............   Up to $450,000,000 aggregate principal amount
                                 of exchange notes registered under the
                                 Securities Act are being offered in exchange for the same principal amount of the outstanding notes. The terms of the exchange notes and the outstanding notes are substantially identical. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000. We are making the exchange offer in order to satisfy our obligations under the registration rights agreement relating to the outstanding notes.
                                 For a description of the procedures for
                                 tendering the outstanding notes, see "The
                                 Exchange Offer -- Procedures for Tendering
                                 Outstanding Notes."

Expiration Date...............   5:00 p.m., New York City time,           ,
                                 2003, unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions described under "The Exchange
                                 Offer -- Conditions to the Offer," some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

                                      - to delay the acceptance of the
                                        outstanding notes for exchange;

                                      - to terminate the exchange offer if one
                                        or more specific conditions have not
                                        been satisfied;

                                      - to extend the expiration date of the
                                        exchange offer and retain all
                                        outstanding notes tendered pursuant to
                                        the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes; or

                                      - to waive any condition or otherwise
                                        amend the terms of the exchange offer in any respect. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights.............   You may withdraw tenders of outstanding notes
                                 at any time on or prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange
                                 Offer -- Withdrawal of Tenders."

Procedures for Tendering
Outstanding Notes.............   To tender your outstanding notes, you must
                                 complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal. You must forward the completed letter of transmittal by mail, facsimile or hand delivery, together with any other required documents, to the exchange agent and submit to the exchange agent the outstanding notes you are tendering, or comply with the specified procedures for guaranteed delivery of outstand-ing notes. Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact your nominee holder promptly if you wish to tender outstanding notes pursuant to the exchange offer. See "The Exchange
                                 Offer -- Procedures for Tendering Outstanding
                                 Notes."

                                 You should not send letters of transmittal and certificates representing outstanding notes to us. You should send those documents only to the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

Acceptance of Outstanding
Notes and Delivery of Exchange
Notes.........................   Upon consummation of the exchange offer, we
                                 will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the outstanding notes. See "The Acceptance of Outstanding Notes and Delivery of Exchange
                                 Notes Exchange Offer -- Terms of the Exchange
                                 Offer."

Consequences of Failure to
Exchange......................   If you do not exchange your outstanding notes
                                 for exchange notes registered under the
                                 Securities Act, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. See "The Exchange Offer -- Some
                                 Adverse Consequences of Failure to Exchange."

Resales of Exchange Notes.....   We believe that you will be able to offer for
                                 resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                                      - you are not a broker-dealer;

                                      - you are not participating in a
                                        distribution of the exchange notes;

                                      - you are acquiring the exchange notes in
                                        the ordinary course of your business;
                                        and

                                      - you are not our "affiliate", as the term
                                        is defined in Rule 405 under the
                                        Securities Act.

                                 Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

                                 If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

                                 Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange
                                 Offer -- Resale of the Exchange Notes."

Exchange Agent................   The exchange agent with respect to the exchange
                                 offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange
                                 Offer -- Exchange Agent" and in the letter of transmittal.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes offered by this prospectus.

Certain United States Federal
Income Tax Considerations.....   You should review the information set forth
                                 under "Certain Federal Income Tax
                                 Considerations" prior to tendering outstanding notes in the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

     The exchange offer applies to an aggregate principal amount of $450,000,000 of the outstanding notes. Subject to compliance with the covenants and to applicable law, DMC may issue additional notes under the indenture. See "Description of the Exchange Notes -- Certain Covenants." The outstanding notes, the exchange notes and any additional notes are collectively referred to in this prospectus as the notes.

     The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except:

     - the exchange notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

     - the exchange notes will not contain transfer restrictions, registration rights and certain related provisions.

     The exchange notes will be issued under and entitled to the benefits of the indenture governing the outstanding notes, which we referred to as the indenture in this prospectus. See "Description of the Exchange Notes."

Exchange Notes Offered........   $450.0 million aggregate principal amount of
                                 Series B 8 5/8% Senior Subordinated Notes due
                                 December 15, 2012.

Issuer........................   DMC.

Guarantors....................   DMFC and all material direct and indirect U.S.
                                 subsidiaries of DMC, which are referred to as the subsidiary guarantors. The guarantee by DMFC will be a subordinated obligation of DMFC and the guarantees by the subsidiary guarantors will be senior subordinated obligations of the subsidiary guarantors.

Maturity Date.................   December 15, 2012.

Interest Rate and Payment
Dates; Additional Interest....   The exchange notes will bear interest at a rate
                                 of 8.625% per annum. Interest on the exchange notes will accrue, without duplication, from the last date on which interest was paid on the outstanding notes, and will be payable semi-annually in arrears on June 15 and December 15, beginning December 15, 2003.
                                 Holders whose outstanding notes are accepted for exchange will not receive any interest accrued on the exchanged outstanding notes.

                                 Because we did not consummate the exchange offer on or prior to July 31, 2003, additional interest is accruing on the outstanding notes in the amount of 0.5% per annum until the earlier of the consummation of the exchange offer or the effectiveness of a shelf registration statement, pursuant to the terms of the registration rights agreement. Such additional interest is referred to in this prospectus as additional interest. Additional interest accrued on any outstanding notes exchanged for exchange notes will become interest accrued on such exchange notes. Additional interest on the exchange notes, and additional interest on any remaining outstanding notes, will be paid on the next regular interest payment date of December 15, 2003. For a description of the requirement to offer the exchange notes and the effect on the interest rate, see "Description of the Exchange Notes -- Exchange Offer; Registration Rights."

Ranking.......................   The exchange notes and the subsidiary
                                 guarantors' guarantees will be unsecured senior subordinated obligations of DMC and the subsidiary guarantors, respectively. The exchange notes and the subsidiary guarantors' guarantees will rank:

                                      - junior to all of DMC's and the
                                        subsidiary guarantors' existing and
                                        future senior indebtedness, other than
                                        the existing notes, certain trade
                                        payables and any future indebtedness
                                        that expressly provides that it ranks
                                        equal with the exchange notes;

                                      - pari passu with any of DMC's and the
                                        subsidiary guarantors' existing and
                                        future unsecured senior subordinated
                                        indebtedness; and

                                      - senior to all of DMC's and the
                                        subsidiary guarantors' indebtedness, if
                                        any, that expressly provides that it is
                                        subordinated to the exchange notes and
                                        the subsidiary guarantors' guarantees.

                                 The guarantees of DMFC and the subsidiary guarantors are junior to each of their existing and future indebtedness, other than certain trade payables and any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the guarantees.

                                 The exchange notes and the guarantees will be unsecured and will be effectively junior to DMC's and the subsidiary guarantors' secured indebtedness to the extent of the assets securing such indebtedness. In addition, the exchange notes will be effectively junior to all liabilities of DMC's subsidiaries that do not guarantee the exchange notes to the extent of the assets of such subsidiaries. See "Description of the Exchange Notes."

                                 As of April 27, 2003,

                                      - DMC and the subsidiary guarantors have
                                        outstanding $1,646.8 million of
                                        indebtedness,

                                           - $881.6 million of which consists of
                                             senior indebtedness of DMC or the
                                             subsidiary guarantors, and
                                             represents indebtedness under the
                                             credit facility,

                                           - $761.5 million of which ranks pari
                                             passu with the exchange notes, and
                                             represents the existing 9 1/4%
                                             Senior Subordinated Notes Due 2011,
                                             referred to in this prospectus as
                                             the existing notes, and the
                                             outstanding notes, which together
                                             have a face value of $750 million,
                                             and

                                           - $3.7 million of which is other
                                             indebtedness.

                                      - DMFC, on an unconsolidated basis, has no
                                        indebtedness outstanding (other than
                                        guarantees of the indebtedness under the credit facility, the outstanding notes and the existing notes).

                                      - Subsidiaries of DMC that do not
                                        guarantee the exchange notes have
                                        outstanding $0.6 million of
                                        indebtedness.

Optional Redemption...........   DMC may redeem some or all of the exchange
                                 notes beginning on December 15, 2007. The initial redemption price of the exchange notes is 104.31% of their principal amount, plus accrued interest. The redemption price of the exchange notes will decline each year after 2007 and will be 100% of their principal amount, plus accrued interest, beginning on December 15, 2010.

                                 In addition, before December 15, 2005, DMC may redeem up to 35% of the notes at a redemption price of 108.625% of their principal amount, plus accrued interest, using the proceeds from sales of certain kinds of capital stock of DMC or DMFC. We may make such redemptions only if, after such redemption, at least 65% of the original aggregate principal amount of the notes remains outstanding. See "Description of the Exchange Notes -- Redemption."

Change of Control.............   Upon a change of control of DMC or DMFC, (1)
                                 DMC will have the option, at any time on or prior to December 15, 2007, to redeem the exchange notes, in whole but not in part, at a redemption price equal to 100% of their principal amount, plus the applicable premium, together with accrued and unpaid interest, if any, to the date of redemption, and (2) if DMC does not so redeem the exchange notes or if the change of control occurs after December 15, 2007, each holder of the exchange notes will have the right to require DMC or DMFC to purchase that holder's exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date. See "Description of the Exchange Notes -- Change of Control."

Certain Covenants.............   The indenture contains certain covenants that,
                                 among other things, will limit DMC's ability and the ability of its restricted subsidiaries to:

                                      - incur additional indebtedness,

                                      - pay dividends on, redeem or repurchase
                                        capital stock,

                                      - make investments,

                                      - issue or sell preferred capital stock of
                                        restricted subsidiaries,

                                      - create liens,

                                      - dispose of proceeds of asset sales,

                                      - sell assets,

                                      - impose restrictions on the ability of
                                        restricted subsidiaries to make dividend or other payments to DMC and its subsidiaries,

                                      - guarantee indebtedness,

                                      - engage in transactions with affiliates,

                                      - create unrestricted subsidiaries, and

                                      - enter into a consolidation or merger or
                                        sell all or substantially all of DMC's
                                        assets.

                                 These covenants are subject to important exceptions and qualifications that are described under the heading "Description of the Exchange Notes" in this prospectus.

     For additional information regarding the exchange notes, see "Description of the Exchange Notes."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of factors that you should consider with respect to an investment in the exchange notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables set forth our summary historical consolidated financial data as of and for the periods indicated and reflects the results of operations of the acquired businesses on a combined basis while under Heinz's management for the periods prior to December 20, 2002, and the results of the acquired businesses and the DMC businesses on a combined basis post December 20, 2002. The selected historical consolidated financial data for each of the three fiscal years in the period ended May 1, 2002 was derived from the audited combined financial statements, as audited by PricewaterhouseCoopers LLP. The selected historical consolidated financial data as of and for the fiscal year ended April 27, 2003 was derived from the audited consolidated financial statements, as audited by KPMG LLP. Our consolidated financial statements for fiscal years 2000, 2001 and 2002 contain no debt or interest expense, and are not indicative of the results of operations that would have existed if the acquired businesses had been operated as an independent company during these periods. The acquired businesses were not historically managed as a standalone entity but as part of the operations of Heinz. As such, separate financial statements were not historically prepared for the acquired businesses, and it would not be practicable to retroactively prepare such statements prior to fiscal year 2000. The historical results are not necessarily indicative of results to be expected in any future period.

                                                              FISCAL YEAR
                                       ---------------------------------------------------------
                                           2003           2002           2001           2000
                                       ------------   ------------   ------------   ------------
                                            (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA(A):
  Net sales..........................  $    2,171.1   $    1,817.0   $    1,833.2   $    2,046.6
  Cost of products sold..............       1,585.4        1,295.7        1,527.1        1,448.8
  Selling, general and administrative
     expense.........................         334.9          260.6          330.8          374.9
                                       ------------   ------------   ------------   ------------
  Operating income (loss)............         250.8          260.7          (24.7)         223.0
  Interest expense(b)................          45.3             --             --             --
  Other (income) expense.............           4.4           (1.2)           4.6            6.5
                                       ------------   ------------   ------------   ------------
  Income (loss) before income
     taxes...........................         201.1          261.9          (29.3)         216.5
  Provision for income taxes.........          67.6           81.9            6.9           80.0
                                       ------------   ------------   ------------   ------------
Net income (loss)....................  $      133.5   $      180.0   $      (36.2)  $      136.5
                                       ============   ============   ============   ============
  Diluted earnings per common
     share...........................  $       0.76   $       1.15   $      (0.23)  $       0.87
  Weighted average number of diluted
     shares outstanding(c)...........   176,494,577    156,951,113    156,921,228    156,981,391
CASH FLOW DATA
  Cash flows provided by operating
     activities......................  $      495.7   $      198.4   $      280.8   $      236.1
  Cash flows provided by (used in)
     investing activities............        (174.9)         (20.2)         107.7          (28.0)
  Cash flows used in financing
     activities......................        (285.2)        (180.8)        (388.2)        (209.0)
  Capital expenditures...............         197.2           19.5           52.3           57.5

                                                          APRIL 27,   MAY 1,    MAY 2,    MAY 3,
                                                            2003       2002      2001      2000
                                                          ---------   -------   -------   -------
                                                                       (IN MILLIONS)
BALANCE SHEET DATA:
  Current assets........................................  $1,139.4      578.7     605.8     731.0
  Total assets..........................................   3,544.9    1,835.3   1,904.4   2,324.6
  Current liabilities...................................     444.5      106.9     187.5     175.8
  Total debt(b).........................................   1,647.4         --        --        --
  Parent company's investment...........................        --    1,592.6   1,593.4   2,017.8
  Stockholders' equity..................................     949.4         --        --        --

---------------

(a) The fiscal 2003 financial results include the operations of the DMC brands business after December 20, 2002. The financial results for fiscal 2002, 2001, and 2000 include substantial restructuring and implementation costs. For a more detailed explanation of prior year restructuring initiatives, see note 14 to the consolidated financial statements included with our Annual Report on Form 10-K for the fiscal year ended April 27, 2003.

(b) The financial results prior to December 20, 2002 include no debt or interest expense.

(c) For periods prior to the merger, weighted average shares outstanding have been retroactively restated to reflect the number of shares received by Heinz shareholders as a result of the merger. Stock options previously held by SKF employees, which were converted to DMFC options in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" as part of the merger, have also been retroactively restated to determine the dilutive effect during prior periods based on the weighted average stock prices of DMFC during those periods. Subsequent to the merger, the computation of weighted average shares outstanding includes all outstanding shares for the period after December 20, 2002 and the retroactively restated number of shares received by Heinz shareholders for the period prior to December 20, 2002.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical consolidated ratio of earnings to fixed charges and the amount of deficiency (in millions), if any, for periods in which the ratio indicates less than one-to-one coverage:

                                                                  FISCAL YEAR
                                                          ----------------------------
                                                          2003   2002    2001    2000
                                                          ----   -----   -----   -----
Ratio of earnings to fixed charges......................   4.3x   64.9x    n/a    68.6x
Deficiency of earnings to cover fixed charges...........  $ --   $  --   $29.3   $  --

     For purposes of computing our ratio of earnings to fixed charges, earnings consist of our pre-tax income plus fixed charges. Fixed charges consist of interest expense and estimated interest within rent expense, which is estimated to be 33% of operating lease and rental expense.

                                  RISK FACTORS

     Before you tender your notes in the exchange offer, you should carefully consider the following factors in addition to the other information contained in this prospectus and the risks and information contained in the Annual Report on Form 10-K of DMFC for the year ended April 27, 2003.

YOU MAY HAVE DIFFICULTY SELLING THE OUTSTANDING NOTES THAT YOU DO NOT EXCHANGE.

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. If a large number of outstanding notes are exchanged for exchange notes registered under the Securities Act, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer and the exchange offer is consummated, you will no longer be entitled to the registration rights provided under the registration rights agreement relating to the outstanding notes.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL CONDITION. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     We have a substantial amount of indebtedness, causing us to be highly leveraged. As of April 27, 2003, we had a total of $1,647.4 million of indebtedness. Our indebtedness could have important consequences such as:

     - limiting our ability to obtain additional financing to fund growth, working capital, capital expenditures, debt service requirements or other cash requirements;

     - limiting our operational flexibility due to the covenants contained in our debt agreements;

     - limiting our ability to invest operating cash flow in our business due to debt service requirements;

     - limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns;

     - increasing our vulnerability to economic downturns and changing market conditions; and

     - to the extent our debt is subject to floating interest rates, increasing our vulnerability to fluctuations in market interest rates.

     We expect to generate the funds necessary to pay our expenses and to pay the principal and interest on our outstanding debt from our operations. Because portions of our business are highly seasonal, our borrowings fluctuate significantly during the year, generally peaking in September and October. Our ability to meet our expenses and debt service obligations will depend on our future performance, which will be affected by financial, business, economic, legislative, regulatory and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. See "Item 1 -- Business -- Factors that May Affect Our Future Results and Stock Price" in the Annual Report on Form 10-K of DMFC for the fiscal year ended April 27, 2003 for a discussion of additional factors that may affect our future results. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. We cannot assure you that we will be able to, at any given time, refinance our debt, sell assets, borrow more money or raise equity on terms favorable to us or at all.

DESPITE OUR SIGNIFICANT INDEBTEDNESS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT THROUGH ADDITIONAL BORROWINGS. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     All of the borrowings under the credit facility will be senior to the exchange notes. While our credit facility generally restricts additional borrowing outside the existing facility, it permits additional indebtedness pursuant to specific exceptions, including a general exception for additional indebtedness in an amount up to $25 million at any time outstanding. In addition, if we obtain the approval of our senior lenders and satisfy debt incurrence tests contained in our two senior subordinated note indentures, we could incur substantial additional senior or subordinated indebtedness, for example, in connection with an acquisition. If our current debt level is increased, the related risks that we currently face could intensify. See "Capitalization," "Selected Historical Consolidated Financial Data," "Description of Existing Indebtedness" and "Description of the Exchange Notes."

WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS, WHICH MAY RESTRICT OUR OPERATIONAL FLEXIBILITY. OUR ABILITY TO COMPLY WITH THESE RESTRICTIONS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our credit facility contains covenants that restrict our ability and the ability of our subsidiaries to incur additional indebtedness; issue capital stock; pay dividends on and redeem our capital stock; make other restricted payments, including investments; sell our assets; incur liens; transfer all or substantially all of our assets and enter into consolidations or mergers. Our credit facility also requires us to maintain specified financial ratios. Our ability to meet those financial ratios may be affected by events beyond our control and we cannot assure you that we will meet those ratios. A breach of any of the covenants, ratios, or restrictions under our credit facility could result in an event of default under the credit facility, in which case, the lenders thereunder could elect to declare all amounts outstanding under the credit facility to be immediately due and payable. If the lenders under the credit facility accelerate the payment of the indebtedness thereunder, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and any other indebtedness that would become due as a result of any acceleration (which, upon such an acceleration, would include the indebtedness pursuant to the exchange notes). We have pledged substantially all of our assets to secure our bank debt. In addition, our existing indentures contain covenants that restrict our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, issue capital stock, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets, transfer all or substantially all of our assets and enter into consolidations or mergers. A breach of any of these covenants could result in an event of default under our existing indentures, in which case all amounts outstanding under the indentures and credit facility could be declared immediately due and payable. If the payment of this indebtedness is accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and any other indebtedness, including indebtedness under the credit facility, that would become due as a result of any acceleration.

WE FACE A POTENTIAL INABILITY TO REPURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL. THE CREDIT FACILITY PROHIBITS US FROM PURCHASING ANY OF THE EXCHANGE NOTES. IN ADDITION, WE MAY NOT HAVE SUFFICIENT FUNDS TO SATISFY OUR OBLIGATIONS.

     The indenture requires us to offer to repurchase the exchange notes upon the occurrence of specific kinds of change of control events. In addition, the indenture governing the existing notes similarly requires us to offer to repurchase the existing notes upon the occurrence of specific kinds of change of control events. Certain important corporate events that would increase the level of our indebtedness, such as leveraged recapitalizations, may not constitute a "change of control" under the indenture. However, the credit facility generally prohibits us from repurchasing any exchange notes, outstanding notes or the existing notes and also provides that any change of control under either indenture will be a default under the credit facility, which will permit our senior lenders to accelerate the debt under the credit facility. Any future credit or other debt agreements to which we become a party may contain similar restrictions and provisions. If a change of control occurs at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of our lenders to repurchase the exchange notes or we could attempt to refinance the debt that contains that prohibition. However, we cannot assure you that we will be able to obtain lender consent or refinance those borrowings. Even if such a consent were obtained or the debt is refinanced, we cannot assure you that we would have the funds necessary to repurchase the exchange notes. Our failure to repurchase the exchange notes would be a default under the indenture which would, in turn, be a default under the credit facility and, potentially, other debt. We cannot assure you that we would be able to repay any debt that is accelerated and make any required repurchase of the exchange notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES WILL BE JUNIOR TO THE CREDIT FACILITY AND POSSIBLY TO ALL OF OUR FUTURE BORROWINGS. THE GUARANTEES OF THE EXCHANGE NOTES ARE JUNIOR TO ALL OF THE GUARANTORS EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.

     The exchange notes will be junior to all of our existing and future indebtedness, other than the existing notes, certain trade payables and any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes. The guarantee of each of DMFC and the subsidiary guarantors is junior to each such guarantor's existing and future indebtedness, other than certain trade payables and any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the guarantee. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the exchange notes or the guarantees.

     In addition, all payments on, or acquisition of, the exchange notes and the guarantees may be blocked for 179 days in the event of a payment default or certain other defaults under the credit facility or any other designated senior debt. Such payments may only be blocked once within any 360 consecutive days in the event of specified defaults on such senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the exchange notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less ratably than holders of trade payables in any such proceeding. In any of these cases, holders of the exchange notes may not be paid in full.

     We conduct a limited portion of our operation through subsidiaries. There are no limits in the indenture on our unrestricted subsidiaries' ability to incur new debt or liabilities. Claims of creditors of any subsidiary that is not a guarantor of the notes, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiary over the claims of our creditors, including the holders of the exchange notes. The exchange notes, therefore, will be effectively subordinated to creditors (including trade creditors) of our subsidiaries that are not guarantors of the exchange notes.

     As of April 27, 2003, the exchange notes were subordinated to $881.6 million of our senior debt, and approximately $248 million was available for borrowing as additional senior debt under our credit facility. Also, the guarantees of the exchange notes are subordinated to guarantees of amounts outstanding under the credit facility. We are also permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture governing the exchange notes.

THE EXCHANGE NOTES WILL NOT BE SECURED BY ANY OF OUR ASSETS, AND OUR ASSETS SECURE THE CREDIT FACILITY AND WILL POSSIBLY SECURE OTHER DEBT.

     In addition to being subordinated to all of our existing and future indebtedness, other than the existing notes, certain trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes, the exchange notes will not be secured by any of our assets. Our obligations under the credit facility will be secured by liens on substantially all of our assets, and DMFC's and the subsidiary guarantors' guarantees under the credit facility will be secured by a pledge of DMC's common stock and liens on substantially all of such subsidiaries' assets. If we become insolvent or are liquidated, or if payment under the credit facility or of other secured obligations is accelerated, the lenders under the credit facility or the obligees with respect to the other secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments. Accordingly, such lenders will have a prior claim with respect to such assets and/or the assets of the guarantors and there may not be sufficient assets remaining to pay amounts due on the exchange notes then outstanding.

THE GUARANTEES OF THE EXCHANGE NOTES BY DMFC AND THE SUBSIDIARY GUARANTORS MAY NOT PROVIDE SIGNIFICANT ADDITIONAL ASSURANCE OF PAYMENT TO THE HOLDERS OF THE EXCHANGE NOTES.

     The exchange notes are guaranteed on a subordinated basis by DMFC and on a senior subordinated basis by the subsidiary guarantors. The indenture does not contain any financial covenants or similar provisions which would limit DMFC's ability to incur other debt or obligations, to pay dividends or to engage in other transactions. In addition, the events of default in the indenture do not include any events of bankruptcy or insolvency relating to DMFC. The only material asset of DMFC is the stock of DMC, and DMFC does not have any income from operations. Although the indenture does not contain any covenants that limit DMFC's ability to acquire other assets, DMFC is not expected to generate income from operations or acquire additional assets in the near future and we cannot assure you that it will ever do so. Accordingly, the guarantee by DMFC does not provide any significant additional assurance of payment to the holders of the exchange notes.

     Enforcement of the guarantees against DMFC and the subsidiary guarantors or any future guarantors would be subject to defenses available to guarantors generally and would also be subject to defenses available to DMC regarding enforcement of the exchange notes, including the right to force the trustee of the notes to exercise its remedies prior to commencement of any action on the guarantee. The guarantors will waive, with respect to the exchange notes, all such defenses to the extent they may legally do so. See "Description of the Exchange Notes -- Guarantees."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Fraudulent conveyance laws have been enacted for the protection of creditors. Under these laws and the federal bankruptcy laws, a guarantee or payments made under the guarantee could be voided, or claims in respect of the guarantee could be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by the guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

     In addition, any payment by the guarantor pursuant to the guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor if any of the above were determined to be true.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

     - the present fair saleable value or disposable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

     - it could not pay its debts as they became due.

     The indenture requires that if a future restricted subsidiary guarantees any of our other debt, it must guarantee the notes. These considerations will also apply to these guarantees. We cannot assure you that a court will determine that the subsidiary guarantors are solvent.

NO PUBLIC MARKET EXISTS FOR THE EXCHANGE NOTES. THE OFFERING OR SALE OF THE EXCHANGE NOTES IS SUBJECT TO SIGNIFICANT LEGAL RESTRICTIONS AS WELL AS UNCERTAINTIES REGARDING THE LIQUIDITY OF THE TRADING MARKET FOR THE EXCHANGE NOTES.

     No public market exists for the exchange notes, and a market offering liquidity may not develop. The exchange notes will not be listed on any securities exchange, but are expected to be eligible for trading on the PORTAL market. We have been advised by the placement agents identified in this prospectus that they intend to make a market in the exchange notes after consummation of the exchange offer, as permitted by applicable laws and regulations. However, the placement agents are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Accordingly, we cannot assure you that an active trading market for the notes will develop or, if a trading market does develop, that it will continue. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

YOU MUST COMPLY WITH THE PROCEDURES FOR THE EXCHANGE OFFER IN ORDER TO RECEIVE THE EXCHANGE NOTES.

     You are responsible for complying with all exchange offer procedures. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration date. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities with respect to the tender of your outstanding notes for exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On December 20, 2002, as part of the financing relating to the spin-off and merger, we issued and distributed $450.0 million in principal amount of the outstanding notes in a private placement through Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC, UBS Warburg LLC, BMO Nesbitt Burns Corp., Fleet Securities, Inc., Fortis Investment Services LLC and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., referred to collectively as the placement agents in this prospectus, to a limited number of "Qualified Institutional Buyers" as defined under the Securities Act, and to limited persons outside the United States. In connection with the sale of the outstanding notes, we entered into a registration rights agreement, dated as of December 20, 2002, with the placement agents. Under that agreement, we agreed, among other things, to use our reasonable best efforts to file with the SEC under the Securities Act the registration statement of which this prospectus is a part. We also agreed to conduct this exchange offer and give each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount of exchange notes. You are a holder entitled to participate in the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from a registered holder.

     Because we did not consummate the exchange offer or cause to become effective a shelf registration statement registering the resale of the outstanding notes on or prior to July 31, 2003, under the terms of the registration rights agreement the interest rate of the outstanding notes has been increased by one-half of one percent (0.5%) per annum until the earlier of the consummation of the exchange offer or the effectiveness of a shelf registration statement. Additional interest accrued on any outstanding notes exchanged for exchange notes will become interest accrued on such exchange notes. Additional interest on the exchange notes, and additional interest on any remaining outstanding notes, will be paid on the next regular interest payment date of December 15, 2003. For a description of the requirement to offer the exchange notes and the effect on the interest rate, see "Description of the Exchange Notes -- Exchange Offer; Registration Rights."

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as Exhibit 4.3 to the Quarterly Report on Form 10-Q for the period ended January 29, 2003.

     In order to participate in the exchange offer, you must represent to us among other things, that:

     - you are not a broker-dealer;

     - you are not participating in a distribution of the exchange notes;

     - you are acquiring the exchange notes in the ordinary course of your business; and

     - you are not our "affiliate" as the term is defined in Rule 144A under the Securities Act.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept on the expiration date all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of exchange notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. You may tender some or all of the outstanding notes held by you pursuant to the exchange offer in any denomination of $1,000 or in integral multiples of $1,000.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes:

     - will have been registered under the Securities Act;

     - will not bear legends restricting their transfer under the Securities Act; and

     - will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

Upon consummation of the exchange offer, additional interest described in the registration rights agreement will cease to accrue. The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the indenture. See "Description of the Exchange Notes."

     As of the date of this prospectus, $450,000,000 aggregate principal amount of the outstanding notes are outstanding and there are registered holders thereof.

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of acceptance to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to the holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders of outstanding notes who tender in the exchange offer will not be required to pay:

     - brokerage commissions or fees; or

     - transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer, subject to the instructions in the accompanying letter of transmittal.

     We will pay all charges and expenses, other than specified taxes, in connection with the exchange offer. See "-- Fees and Expenses."

     Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC interpreting the Exchange Act. The exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time, on
          , 2003 unless we, in our sole discretion, extend the exchange offer. If we do, the "expiration date" will be 5:00 p.m., New York City time on the latest date to which the exchange offer is extended.

     If we extend the expiration date, we will:

     - notify the exchange agent of any extension by oral or written notice; and

     - mail an announcement of the extension to the record holders of outstanding notes prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Any announcement may state that we are extending the exchange offer for a specified period of time.

     If any of the conditions listed under the heading "Conditions to the Offer" occur and are not waived by us, we reserve the right:

     - to delay acceptance of any outstanding notes;

     - to extend the exchange offer;

     - to terminate the exchange offer;

     - to refuse to accept outstanding notes not previously accepted; and/or

     - to amend the terms of the exchange offer in any manner we deem to be advantageous to the holders of the outstanding notes.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest at a rate of 8.625% per annum. Interest on the exchange notes will accrue, without duplication, from the last date on which interest was paid on the outstanding notes and will be payable semi-annually in arrears on June 15 and December 15, beginning December 15, 2003. Holders whose outstanding notes are accepted for exchange will not receive any interest accrued on the exchanged outstanding notes.

     Because we did not consummate the exchange offer on or prior to July 31, 2003, additional interest is accruing on the outstanding notes in the amount of 0.5% per annum until the earlier of the consummation of the exchange offer or the effectiveness of a shelf registration statement pursuant to the terms of the registration rights agreement. Additional interest accrued on any outstanding notes exchanged for exchange notes will become interest accrued on such exchange notes. Additional interest on the exchange notes, and additional interest on any outstanding notes that remain outstanding as of the applicable record date of November 30, 2003, will be paid on the next regular interest payment date of December 15, 2003.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     To tender in the exchange offer, you must:

     - complete, sign and date the letter of transmittal, or a facsimile of it;

     - have the signatures guaranteed, if required by the letter of transmittal; and

     - mail or deliver the letter of transmittal, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent.

     The exchange agent must receive these documents by 5:00 p.m., New York City time, on the expiration date.

     The exchange agent and the Depository Trust Company, referred to in this prospectus as DTC, have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as ATOP. The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or its facsimile, with any required signature guarantees and documents, or an agent's message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address in this prospectus prior to 5:00 p.m., New York City time, on the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     The term "agent's message" means a message which:

     - is transmitted by DTC;

     - received by the exchange agent and forming part of the book-entry transfer;

     - states that DTC has received an express acknowledgment from a participant in DTC that is tendering outstanding notes which are the subject of the book-entry transfer;

     - states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

     - states that we may enforce the agreement against the participant.

     Your tender of outstanding notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

     You must deliver all documents to the exchange agent at its address listed in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect tender for them.

     The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is up to you. However, you also bear the risks of non-delivery. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal should be sent to us.

     Only a holder of outstanding notes may tender outstanding notes in the exchange offer. The term "holder" means:

     - any person in whose name outstanding notes are registered on our books;

     - any person who has obtained a properly completed bond power from the registered holder; or

     - any person whose outstanding notes are held of record by DTC who desires to deliver the outstanding notes by book-entry transfer at DTC.

     Any beneficial holder whose outstanding notes are registered in the name of the holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the holder's behalf. If the beneficial holder wishes to tender on the holder's behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the outstanding notes tendered are:

     - tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - tendered for the account of an "eligible institution."

     An eligible institution is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or

     - an "eligible institution" that is a participant in a recognized medallion signature guarantee program.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes tendered must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should indicate this when signing, and submit evidence satisfactory to us of that person's authority to so act with the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, acceptance and withdrawal, of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to:

     - reject any and all outstanding notes not properly tendered;

     - refuse to accept any outstanding notes if, in the opinion of us or our counsel, acceptance may be unlawful; and

     - waive any irregularities or conditions of tender as to particular outstanding notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such period of time as we determine. Neither we, the exchange agent nor any other person is under any duty to notify you of defects or irregularities with respect to tenders of outstanding notes, nor will any of us incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until any irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have defects or irregularities that we have not cured or waived will be returned to you without cost by the exchange agent, unless otherwise provided in the letter of transmittal as soon as practicable after the expiration date.

     In addition, we reserve the right in our sole discretion to:

     - purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

     - terminate the exchange offer according to the terms in "-- Conditions to the Offer"; and

     - to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers may differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and executed letter of transmittal, or facsimile of it, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

     You must tell the exchange agent if you wish to tender your outstanding notes according to the guaranteed delivery procedures and the exchange agent will send a notice of guaranteed delivery to you.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at the address given in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

     - be signed by the depositor in the same manner as the original signature on the letter of transmittal by tendering the outstanding notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the outstanding notes previously withdrawn are validly retendered. Any outstanding notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described above under "Procedures for Tendering Outstanding Notes" at any time prior to the expiration date.

CONDITIONS TO THE OFFER

     Regardless of any other term of the exchange offer, we are not required to accept for exchange or to exchange any outstanding notes that are not accepted for exchange according to the terms of the exchange offer. Additionally, we may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and the right will be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time of tender:

     - a stop order is threatened by the SEC or is in effect for the registration statement that this prospectus is a part of; or

     - a stop order is threatened or in effect regarding qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     If we determine that we may terminate or amend the exchange offer, we may:

     - refuse to accept any outstanding notes and return any tendered outstanding notes to the holder;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes;

     - waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn; and/or

     - amend the exchange offer at any time prior to 5:00 p.m., New York City time on the expiration.

     If the waiver or amendment constitutes a material change in the exchange offer, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.

     The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

RESALE OF THE EXCHANGE NOTES

     Based on previous interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are able to make the representations set forth in "Purpose and Effect of the Exchange Offer." See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991).

     In the event that our belief regarding resale is inaccurate, and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under these laws. We do not and will not assume, nor indemnify you against, this liability. If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the no-action letters mentioned above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

SOME ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE

     If you fail to exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the restrictions on transfer of your outstanding notes. In general, you may not offer or sell the outstanding notes unless the offer and sale of the outstanding notes are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations by the SEC, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - cannot rely on the applicable interpretations by the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The amount of outstanding notes after the exchange offer is complete will be reduced by the amount of outstanding notes that will be tendered and exchanged for exchange notes in the exchange offer. We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market, if any, for the outstanding notes will be adversely affected.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:


     BY HAND DELIVERY:                          BY MAIL:

     The Bank of New York                       The Bank of New York
     101 Barclay Street, 7 East                 101 Barclay Street, 7 East
     Corporate Trust Services Window            New York, New York 10286
     Ground Level                               Attention: Enrique Lopez
     New York, New York 10286                   Corporate Trust Operations
     Attention: Enrique Lopez                   Reorganization Unit
     Corporate Trust Operations                 Telephone number: (212) 815-2742
     Reorganization Unit
     Telephone number: (212) 815-2742

     BY OVERNIGHT COURIER:                      BY FACSIMILE:

     The Bank of New York                       Facsimile transmission: (212) 298-1915
     101 Barclay Street, 7 East                 (for eligible institutions only)
     Corporate Trust Services Window            Confirmation: (212) 815-2742
     Ground Level
     New York, New York 10286
     Attention: Enrique Lopez
     Corporate Trust Operations
     Reorganization Unit
     Telephone number: (212) 815-2742

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation for tenders pursuant to the exchange offer by mail.

     Our officers and regular employees and our affiliates may make additional solicitations in person, by telegraph or by telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the fees and expenses incurred in connection with the exchange offer, for the following:

     - the exchange agent;

     - the trustee;

     - accounting; and

     - legal services.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. However, the tendering holder will pay the transfer taxes, whether imposed on the registered holder or any other persons, if:

     - certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer (with certain exceptions including transfer taxes imposed in connection with an asset sale or change of control).

     If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

                                USE OF PROCEEDS

     We will not receive any proceeds from this exchange offer.

                                 CAPITALIZATION

     The following table sets forth our short-term borrowings and capitalization as of April 27, 2003. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended April 27, 2003, and our consolidated financial statements and related notes that are incorporated by reference in this prospectus.

                                                              APRIL 27, 2003
                                                              --------------
                                                              (IN MILLIONS)
SHORT-TERM BORROWINGS:......................................     $    0.6
                                                                 ========
LONG-TERM DEBT:
Revolving credit facility(1)(2).............................     $    0.0
Term loans..................................................        881.6
9 1/4% senior subordinated notes due 2011...................        311.5
8 5/8% senior subordinated notes due 2012...................        450.0
Other.......................................................          3.7
                                                                 --------
  Total long term debt(3)...................................      1,646.8
                                                                 --------
STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value; 500,000,000 shares authorized
  and 209,303,371 shares issued and outstanding in 2003.....          2.1
Notes receivable from stockholders..........................         (0.4)
Additional paid-in capital..................................        937.0
Retained earnings...........................................         20.3
Accumulated other comprehensive loss........................         (9.6)
                                                                 --------
  Total stockholders' equity................................        949.4
                                                                 --------
  Total capitalization......................................     $2,596.2
                                                                 ========

---------------

(1) The total capacity under the revolving credit facility is $300.0 million, of which approximately $248 million was available for borrowing.

(2) The balance under the revolving credit facility was $34.9 million at July 27, 2003.

(3) Includes current portion of $11.5 million.

                               SECURITY OWNERSHIP

     DMC is a wholly-owned subsidiary of DMFC. Each of Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc. and Mike Mac IHC, Inc. is a wholly-owned subsidiary of DMC.

     The following table sets forth information regarding beneficial ownership of DMFC common stock as of June 16, 2003, the most recent practicable date, (1) by each person or entity who is known by DMFC to own beneficially more than 5% of DMFC common stock; (2) by each of DMFC's directors; (3) by the chief executive officer of DMFC and the other named executive officers of DMFC as identified in the proxy statement of DMFC filed with the SEC on July 23, 2003 relating to DMFC's 2003 annual meeting of stockholders and (4) by all of DMFC's executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director and executive officer, and through Schedules 13D filed with the SEC.

                                                              SHARES BENEFICIALLY OWNED(a)
                                                              -----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(b)                          NUMBER         PERCENT(c)
---------------------------------------                       ------------     ------------
TPG Partners, L.P...........................................   22,137,544(d)       10.6%
  301 Commerce Street, Suite 3300
  Ft. Worth, TX 76102
TPG Parallel I, L.P.........................................    2,205,960(d)        1.1
  301 Commerce Street, Suite 3300
  Fort Worth, TX 76102
Capital Research & Management Company.......................   16,198,580(e)        7.7
  333 South Hope Street
  Los Angeles, CA 90071
Samuel H. Armacost..........................................        7,119(f)          *
Richard G. Wolford..........................................    1,125,895(g)          *
Wesley J. Smith.............................................      826,860(h)          *
Timothy G. Bruer............................................        7,740(f)          *
Mary R. Henderson...........................................        2,119(f)          *
Gerald E. Johnston..........................................        2,119(f)          *
Terence D. Martin...........................................        2,119(f)          *
Joe L. Morgan...............................................        2,119(f)          *
William S. Price, III.......................................           --            --
David R. Williams...........................................       43,263(f)          *
David L. Meyers.............................................      374,786(i)          *
Robert P. Magrann...........................................       25,000(j)          *
Marc D. Haberman............................................       57,500(k)          *
All executive officers and directors as a group (21
  persons)..................................................   27,121,906(l)       12.8

------------

 *   Less than 1%.

(a) To DMFC's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of DMFC common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(b) The address of each person named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, California 94105.

(c) Calculated based on 209,313,333 shares of DMFC common stock outstanding on June 16, 2003. Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is June 16, 2003. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(d) TPG Partners, L.P. and TPG Parallel I, L.P. are entities affiliated with William S. Price, III. Mr. Price disclaims beneficial ownership of all shares owned by these entities.

(e) Information regarding Capital Research & Management Company is based on information disclosed in the Schedule 13G, filed February 13, 2003.

(f) Represents shares of DMFC common stock received in payment of directors' fees and stock options granted for Board meetings attended during the fiscal year.

(g) Includes options to purchase 1,031,721 shares exercisable within 60 days of June 16, 2003.

(h) Includes 3,300 shares held by the Wesley Jay Smith and Jill Aileen Smith Family Trust dated July 7, 1998 and options to purchase 740,021 shares exercisable within 60 days of June 16, 2003.

(i) Includes options to purchase 326,901 shares exercisable within 60 days of June 16, 2003.

(j) Includes options to purchase 25,000 shares exercisable within 60 days of June 16, 2003.

(k) Includes options to purchase 57,500 shares exercisable within 60 days of June 16, 2003.

(l) Includes all shares held by entities affiliated with a director as described in note (d) above and all shares issuable by DMFC under arrangements as described in notes (g) through (k) above.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables set forth our selected historical consolidated financial data as of and for the periods indicated and reflects the results of operations of the acquired businesses on a combined basis while under Heinz's management for the periods prior to December 20, 2002, and the results of the acquired businesses and the DMC businesses on a combined basis post December 20, 2002. The selected historical consolidated financial data for each of the three fiscal years in the period ended May 1, 2002 was derived from the audited financial statements, as audited by PricewaterhouseCoopers LLP. The selected historical consolidated financial data for the fiscal year ended April 27, 2003 was derived from the audited consolidated financial statements, as audited by KPMG LLP. Our consolidated financial statements for fiscal years 2000, 2001 and 2002 contain no debt or interest expense, and are not indicative of the results of operations that would have existed if the acquired businesses had been operated as an independent company during these periods. The acquired businesses were not historically managed as a standalone entity but as part of the operations of Heinz. As such, separate financial statements were not historically prepared for the acquired businesses, and it would not be practicable to retroactively prepare such statements prior to fiscal year 2000. The historical results are not necessarily indicative of results to be expected in any future period.

                                                              FISCAL YEAR
                                       ---------------------------------------------------------
                                           2003           2002           2001           2000
                                       ------------   ------------   ------------   ------------
                                            (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA(A):
  Net sales..........................  $    2,171.1   $    1,817.0        1,833.2   $    2,046.6
  Cost of products sold..............       1,585.4        1,295.7        1,527.1        1,448.8
  Selling, general and administrative
     expense.........................         334.9          260.6          330.8          374.9
                                       ------------   ------------   ------------   ------------
  Operating income (loss)............         250.8          260.7          (24.7)         223.0
  Interest expense(b)................          45.3             --             --             --
  Other (income) expense.............           4.4           (1.2)           4.6            6.5
                                       ------------   ------------   ------------   ------------
  Income (loss) before income
     taxes...........................         201.1          261.9          (29.3)         216.5
  Provision for income taxes.........          67.6           81.9            6.9           80.0
                                       ------------   ------------   ------------   ------------
Net income (loss)....................  $      133.5   $      180.0   $      (36.2)  $      136.5
                                       ============   ============   ============   ============
  Diluted earnings per common
     share...........................  $       0.76   $       1.15   $      (0.23)  $       0.87
  Weighted average number of diluted
     shares outstanding(c)...........   176,494,577    156,951,113    156,921,228    156,981,391
CASH FLOW DATA
  Cash flows provided by operating
     activities......................  $      495.7   $      198.4   $      280.8   $      236.1
  Cash flows provided by (used in)
     investing activities............        (174.9)         (20.2)         107.7          (28.0)
  Cash flows used in financing
     activities......................        (285.2)        (180.8)        (388.2)        (209.0)
  Capital expenditures...............         197.2           19.5           52.3           57.5

                                                          APRIL 27,   MAY 1,    MAY 2,    MAY 3,
                                                            2003       2002      2001      2000
                                                          ---------   -------   -------   -------
                                                                       (IN MILLIONS)
BALANCE SHEET DATA:
  Current assets........................................  $1,139.4      578.7     605.8     731.0
  Total assets..........................................   3,544.9    1,835.3   1,904.4   2,324.6
  Current liabilities...................................     444.5      106.9     187.5     175.8
  Total debt(b).........................................   1,647.4         --        --        --
  Parent company's investment...........................        --    1,592.6   1,593.4   2,017.8
  Stockholders' equity..................................     949.4         --        --        --

---------------

(a) The fiscal 2003 financial results include the operations of the DMC brands business after December 20, 2002. The financial results for fiscal 2002, 2001, and 2000 include substantial restructuring and implementation costs. For a more detailed explanation of prior year restructuring initiatives, see note 14 to the consolidated financial statements included with our Annual Report on Form 10-K for the fiscal year ended April 27, 2003.

(b) The financial results prior to December 20, 2002 include no debt or interest expense.

(c) For periods prior to the merger, weighted average shares outstanding have been retroactively restated to reflect the number of shares received by Heinz shareholders as a result of the merger. Stock options previously held by SKF employees, which were converted to DMFC options in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" as part of the merger, have also been retroactively restated to determine the dilutive effect during prior periods based on the weighted average stock prices of DMFC during those periods. Subsequent to the merger, the computation of weighted average shares outstanding includes all outstanding shares for the period after December 20, 2002 and the retroactively restated number of shares received by Heinz shareholders for the period prior to December 20, 2002.

                       DESCRIPTION OF THE EXCHANGE NOTES

     Except as otherwise indicated below, the following summary applies to both the outstanding notes issued December 20, 2002 (the "Outstanding Notes") pursuant to the Indenture, defined below, and the exchange notes to be issued under the Indenture pursuant to this prospectus (the "Exchange Notes").

     Of the Outstanding Notes, $300 million were issued under the Initial Indenture (the "Initial Indenture") dated as of December 20, 2002 among DMC, the subsidiary guarantors and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"), and $150 million were issued under the Supplemental Indenture dated as of December 20, 2002 among DMC, DMFC, the subsidiary guarantors and the Trustee, which amended and restated the Initial Indenture in its entirety (such Supplemental Indenture, the "Indenture"). The Exchange Notes will be issued under the Indenture. The following summary of selected provisions of the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, and to all of the provisions of the Indenture, including the definitions of terms in the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture.

     The terms of the Exchange Notes are nearly identical to those of the Outstanding Notes in all material respects, including interest rate and maturity, except that the Exchange Notes will not be subject to:

     - the restrictions on transfer;

     - the registration agreement covenants regarding registration; and

     - related provisions relating to the outstanding notes.

     The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. A copy of the Indenture is filed as Exhibit 4.1 to DMFC's Quarterly Report on Form 10-Q for the period ended January 29, 2003. You should read the Indenture in its entirety. The definitions of some of the capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this "Description of The Exchange Notes" section, references to DMC include only Del Monte Corporation and not its subsidiaries. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes.

     The Exchange Notes will be guaranteed by DMFC and the subsidiary guarantors. The Exchange Notes and the subsidiary guarantors' guarantees will:

     - be unsecured senior subordinated obligations of DMC and the subsidiary guarantors, respectively;

     - rank subordinate in right of payment to all Senior Debt of DMC and the subsidiary guarantors' existing and future senior indebtedness;

     - rank equally with any of DMC's and the subsidiary guarantors' present and future unsecured senior subordinated indebtedness; and

     - rank senior to all of DMC's and the subsidiary guarantors' indebtedness, if any, that expressly provides that it is subordinated to the notes and the subsidiary guarantors' guarantees.

DMFC's guarantee will rank junior to all of its existing and future indebtedness, other than indebtedness that expressly provides that it is pari passu with or junior to DMFC's guarantee.

     The Exchange Notes will be initially limited to $450,000,000 aggregate principal amount. Subject to compliance with the covenants described below under "-- Certain Covenants" and to applicable law, DMC may issue additional notes (the "Additional Notes") under the Indenture. The Outstanding Notes, the Exchange Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including with respect to consents, approvals or other actions taken by Holders under the Indenture, and are collectively referred to as the "Notes."

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Exchange Notes initially will be issued in book-entry form and represented by one or more global Notes. See "-- Book-Entry; Delivery and Form."

     Initially, the Trustee will act as the exchange agent, the paying agent and registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be at the exchange agent's office at 101 Barclay Street, 7 East, Corporate Trust Services Window, Ground Level, New York, NY 10286. DMC may change any exchange agent, paying agent and registrar without notice to Holders of the Notes. DMC will pay principal and premium, if any on the Exchange Notes at the Trustee's office at the above address or, at DMC's option, by wire transfer to an account maintained by the payee with a bank located in the United States. At DMC's option, interest may be paid at the Trustee's office at the above address, by check mailed to the registered address of Holders or, at DMC's option, by wire transfer to an account maintained by the payee with a bank located in the United States.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are initially limited in aggregate principal amount to $450,000,000 and will mature on December 15, 2012. Interest on the Exchange Notes will accrue at the rate of 8.625% per annum and will be payable semiannually in arrears in cash on each June 15 and December 15, commencing on December 15, 2003, to the persons who are registered Holders at the close of business on the May 31 and November 30 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Holders whose outstanding notes are accepted for exchange will not receive any interest accrued on the exchanged outstanding notes.

     Because we did not consummate the exchange offer or cause to become effective a shelf registration statement registering the resale of the outstanding notes on or prior to July 31, 2003, under the terms of the registration rights agreement, the interest rate of the outstanding notes has been increased by one-half of one percent (0.5%) per annum until the earlier of the consummation of the exchange offer or the effectiveness of a shelf registration statement. Additional interest accrued on any outstanding notes exchanged for exchange notes will become interest accrued on such exchange notes. Additional interest on the exchange notes, and additional interest on any remaining outstanding notes, will be paid on the next regular interest payment date of December 15, 2003. For a description of the requirement to offer the exchange notes and the effect on the interest rate, see "-- Exchange Offer; Registration Rights."

     The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  OPTIONAL REDEMPTION

     The Exchange Notes will be redeemable, at DMC's option, in whole at any time or in part from time to time, on and after December 15, 2007, upon not less than 30 nor more than 60 days' notice, at the following redemption prices, expressed as percentages of the principal amount of the Exchange Notes to be redeemed, if redeemed during the twelve-month period commencing on December 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption, except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

YEAR                                                           PERCENTAGE
----                                                           ----------
2007........................................................     104.31%
2008........................................................     102.87%
2009........................................................     101.43%
2010 and thereafter.........................................     100.00%

  OPTIONAL REDEMPTION UPON EQUITY OFFERINGS

     At any time, or from time to time, on or prior to December 15, 2005, DMC may, at its option, use the net cash proceeds (but only to the extent such proceeds consist of cash or Cash Equivalents) of one or more Equity Offerings to redeem Notes in an aggregate principal amount equal to up to 35% of the aggregate principal amount of Notes (including any Additional Notes but excluding Exchange Notes) originally issued at a redemption price equal to 108.625% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to the date of redemption, except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates; provided that Notes in aggregate principal amount equal to at least 65% of the principal amount of Notes (excluding any Additional Notes and also excluding the Exchange Notes) outstanding on the Merger Date remains outstanding immediately after any such redemption. In order to effect a redemption of Notes as described in this paragraph with the proceeds of any Equity Offering, DMC will make such redemption not more than 120 days after the consummation of any such Equity Offering.

  OPTIONAL REDEMPTION UPON A CHANGE OF CONTROL ON OR PRIOR TO DECEMBER 15, 2007

     At any time on or prior to December 15, 2007, the Exchange Notes may also be redeemed as a whole at the option of DMC upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice but in no event more than 90 days after the occurrence of such Change of Control, mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the "Change of Control Redemption Date"), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

     "Applicable Premium" means, with respect to an Exchange Note at any Change of Control Redemption Date, the greater of:

          (1) 1.0% of the principal amount of such Exchange Note; and

          (2) the excess of

             (A) the present value at such time of (1) the redemption price of such Exchange Note at December 15, 2007 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Exchange Note through December 15, 2007 computed using a discount rate equal to the Treasury Rate plus 0.5% per annum, over

             (B) the principal amount of such Exchange Note.

     "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Change of Control Redemption Date to December 15, 2007, provided, however, that if the period from the Change of Control Redemption Date to December 15, 2007, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Change of Control Redemption Date to December 15, 2007 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

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

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions of Notes for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to applicable DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption as long as DMC has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

GUARANTEES

     The obligations of DMC pursuant to the Exchange Notes, including the repurchase obligation resulting from a Change of Control, are unconditionally guaranteed, jointly and severally, on a subordinated basis by DMFC and on a senior subordinated basis by the subsidiary guarantors. The subordination provisions which are applicable to the guarantees are substantially similar to the subordination provisions which are applicable with respect to the Notes as described below under "-- Subordination," except that DMFC's Guarantee is subordinated in right of payment to all Guarantor Senior Debt of DMFC and is a subordinated obligation of such Guarantors, while the Notes and the Guarantees of subsidiary guarantors are senior subordinated obligations of DMC and the subsidiary guarantors, respectively.

     The Guarantee of any Guarantor is limited in amount to an amount not to exceed the maximum amounts that can be guaranteed by such Guarantor without rendering such Guarantee, as it relates to such Guarantor, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or other similar laws affecting the rights of creditors generally.

     The Indenture provides that, upon the release by the lenders under the Credit Agreement (including any future refinancings thereof) of all guarantees of any Guarantor of or relating to the Credit Agreement and all Indebtedness thereunder, such Guarantor shall be released from its obligations under its Guarantee; provided, however, that (a) any such release shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of or relating to the Credit Agreement (including any future refinancings thereof) and all Indebtedness thereunder shall also be released and (b) if any payment is made by DMC or any Guarantor to the lenders under the Credit Agreement in connection with any such release, a pro rata payment shall be made to the Holders based on the ratio of the outstanding principal amount of the Notes to the maximum amount which could be borrowed under the Credit Agreement.

     In addition, the Indenture provides that the Guarantee of any subsidiary guarantor shall be released, without any further action required on the part of the Trustee or any Holder, (a) upon any sale or other disposition (by merger or otherwise) to any Person, which is not a Restricted Subsidiary of DMC of all of DMC's Capital Stock in such subsidiary guarantor; provided that such sale or disposition of such Capital Stock is otherwise in compliance with the terms of the Indenture or (b) upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

     Pursuant to the Indenture, DMFC may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets;" provided, however, that if such other Person is not DMC, DMFC's obligations under its Guarantee must be expressly assumed by such other Person.
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

     The covenants in the Indenture generally apply to DMC and its Restricted Subsidiaries. The Indenture does not contain any financial covenants or similar provisions which would limit DMFC's ability to incur Indebtedness or other obligations, to pay dividends or, except to the limited extent described below under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," to engage in other transactions. In addition, the Events of Default in the Indenture do not include any events of bankruptcy or insolvency relating to DMFC, any failure by DMFC to pay Indebtedness or judgments when due, or the acceleration of Indebtedness of DMFC. After consummation of the Merger Transaction, the only material asset of DMFC is the stock of DMC. However, the Indenture does not contain any covenants which limit DMFC's ability to acquire other assets.

     In addition, Restricted Subsidiaries of DMC may be required to issue Guarantees to the extent described below under "-- Certain
Covenants -- Limitation on Guarantees by Domestic Restricted Subsidiaries."

SUBORDINATION

     The payment of all Obligations on the Exchange Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on or in respect of Senior Debt. Upon any payment or distribution of assets of DMC of any kind or character to creditors, whether in cash, property or securities, upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of DMC or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to DMC or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes or for the acquisition of any of the Notes for cash or property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt, no payment of any kind or character shall be made by or on behalf of DMC or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of such event of default to the Trustee (a "Default Notice"), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither DMC nor any other Person on its behalf shall:

     - make any payment of any kind or character with respect to any Obligations on the Notes, or

     - acquire any of the Notes for cash or property or otherwise.

     Notwithstanding anything in the Indenture to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     The subordination provisions of the Indenture expressly provide that they do not limit the right of the Trustee or the Holders of Notes to accelerate the maturity of the Notes upon the occurrence of an Event of Default, provided that all Senior Debt thereafter due or declared to be due shall be first paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to the Notes.

     By reason of such subordination, in the event of the insolvency of DMC, creditors of DMC who are not holders of Senior Debt, including the Holders of the Exchange Notes, may recover less, ratably, than holders of Senior Debt.

     The obligations of each Guarantor under its Guarantee are subordinated in right of payment to the obligations of such Guarantor under its Guarantor Senior Debt (including any guarantees constituting Guarantor Senior Debt and any Guarantor Designated Senior Debt of such Guarantor) on terms substantially similar to those described above. By reason of such subordination, in the event of the insolvency of a Guarantor, creditors of such Guarantor who are not holders of its Guarantor Senior Debt, including Holders of the Exchange Notes, may recover less, ratably, than holders of its Guarantor Senior Debt.

     As of April 27, 2003, DMC and the subsidiary guarantors have approximately $881.6 million of Senior Debt outstanding, including Indebtedness under the Credit Agreement, and DMFC has no Guarantor Senior Debt outstanding other than guarantees of Senior Debt of DMC, including Indebtedness under the Credit Agreement.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, if DMC does not redeem the Notes as provided under the heading
"-- Redemption -- Optional Redemption upon Change of Control on or prior to December 15, 2007" above, DMC or DMFC shall make a "Change of Control Offer" and each Holder will have the right to require that DMC or DMFC, as applicable, purchase all or a portion of such Holder's Notes pursuant to such Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     Any Change of Control under the Notes will also constitute an event of default under the Credit Agreement. Accordingly, upon a Change of Control, no payment will be made to holders of Notes unless the lenders under the Credit Agreement waive such event of default or all outstanding indebtedness under the Credit Agreement is paid. See "-- Subordination." In addition, certain other changes of control that do not constitute a Change of Control under the Notes also constitute defaults under the Credit Agreement. Future Senior Debt of DMC and future Guarantor Senior Debt of DMFC may also contain prohibitions against taking certain actions that would constitute a Change of Control or require that such Senior Debt be repaid or repurchased upon a Change of Control. The exercise by the Holders of their right to require DMC or Holdings to repurchase the Notes could cause a default under Senior Debt of DMC or Guarantor Senior Debt of DMFC, even if the Change of Control itself does not cause a default, due to the financial effect of the repurchase on DMC or DMFC.

     In the Indenture, DMC and DMFC covenant that, prior to the mailing of the notice referred to below, but in any event within 60 days following any Change of Control, they will:

          (1) repay in full and terminate all commitments under all Indebtedness under the Credit Agreement, all other Senior Debt and all Guarantor Senior Debt of any Guarantor the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and Guarantor Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer in full or

          (2) obtain the requisite consents under the Credit Agreement, all other Senior Debt and all Guarantor Senior Debt of any Guarantor to permit the repurchase of the Notes as provided below.

DMC and DMFC shall first comply with the covenant in the immediately preceding sentence before DMC shall be required to repurchase Notes pursuant to the provisions described below. The failure by DMC or DMFC to comply with the second preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below.

     Within 60 days following the date upon which the Change of Control occurred, unless DMC has mailed a notice with respect to a redemption described under the heading "-- Redemption -- Optional Redemption upon Change of Control on or prior to December 15, 2007" above with respect to all the Notes in connection with a Change of Control occurring on or prior to December 15, 2007, DMC or DMFC must send, by first class mail, a notice to each Holder, with a copy to the Trustee and each Paying Agent, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

     Neither DMC nor DMFC will be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by DMC or DMFC, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer at the price, including accrued and unpaid interest, if any, at the times and in the manner specified in the Indenture.

     If a Change of Control Offer is made, there can be no assurance that DMC or DMFC will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event DMC or DMFC is required to purchase the then outstanding Notes pursuant to a Change of Control Offer, DMC or DMFC, as the case may be, expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that DMC or DMFC would be able to obtain that financing.

     Restrictions in the Indenture on the ability of DMC and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of DMC or DMFC, whether favored or opposed by the management of DMC or DMFC. Consummation of any of these transactions may require redemption or repurchase of the Notes, and there can be no assurance that DMC or DMFC or the acquiring party will have sufficient financial resources to effect that redemption or repurchase. The restrictions in the Indenture referred to above, as well as the restriction in the Indenture on transactions with Affiliates described below, may make more difficult or discourage any leveraged buyout of DMC or DMFC or any of its Subsidiaries by the management of DMC. While those restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     DMC or DMFC, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, DMC or DMFC, as the case maybe, shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between DMC and the placement agents. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that DMC or DMFC could decide to do so in the future. Subject to the limitations discussed below, DMC or DMFC could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of its indebtedness and the indebtedness of its subsidiaries outstanding at that time or otherwise affect DMC's or DMFC's capital structure or credit ratings.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that DMC or DMFC repurchase the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

  LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS

     DMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, DMC or its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of DMC is greater than 2.0 to 1.0.

  LIMITATION ON RESTRICTED PAYMENTS

     DMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

          (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of DMC or in options, warrants or other rights to purchase such Qualified Capital Stock) on or in respect of shares of DMC's Capital Stock to holders of such Capital Stock,

          (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of DMC or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (in each case other than in exchange for Qualified Capital Stock of DMC or options, warrants or other rights to purchase such Qualified Capital Stock),

          (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of DMC that is subordinate or junior in right of payment to the Notes or any Indebtedness of a subsidiary guarantor that is subordinate or junior in right of payment to a Guarantee, or

          (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

             (i) a Default or an Event of Default shall have occurred and be continuing or

             (ii) DMC is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Limitation on Incurrence of Additional Indebtedness" or

             (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Merger Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of DMC) shall exceed the sum of:

                (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of DMC earned subsequent to September 30, 2002 and on or prior to the date on which the Restricted Payment occurs or is to occur (the "Reference Date") (treating such period as a single accounting period); plus

                (w) 100% of the aggregate net cash proceeds received by DMC from any Person (other than a Subsidiary of DMC) from the issuance and sale subsequent to the Merger Date and on or prior to the Reference Date of Qualified Capital Stock of DMC (including by conversion of Indebtedness into Qualified Capital Stock) and 100% of the fair market value of non-cash consideration received in any such issuance and sale (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that DMC does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received); plus

                (x) without duplication of any amounts included in clause
           (iii)(w), 100% of the aggregate net cash proceeds of any equity contribution received by DMC subsequent to the Merger Date and on or prior to such Reference Date from a holder of DMC's Capital Stock and 100% of the fair market value of non-cash consideration of any such equity contribution received by DMC from a holder of DMC's Capital Stock (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that DMC does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received); plus

                (y) without duplication, the sum of:

                    (1) the aggregate amount returned in cash subsequent to the
               Merger Date on or with respect to Investments (other than Permitted Investments), whether through interest payments, principal payments, dividends or other distributions or payments,

                    (2) the net cash proceeds received by DMC or any Restricted
               Subsidiary subsequent to the Issue Date from the disposition of all or any portion of Investments (other than Permitted Investments) (other than any disposition to a Subsidiary of DMC) and 100% of the fair market value of non-cash consideration received in any such disposition (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that DMC does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received), and

                    (3) upon redesignation of an Unrestricted Subsidiary as a
               Restricted Subsidiary, the fair market value of such Subsidiary; plus

                (z) $91 million;

provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the sum of clauses (1), (2) and (3) above with respect to such Investment shall not exceed the aggregate amount of all such Investments made subsequent to the Merger Date in such Unrestricted Subsidiary or joint venture.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2) the acquisition of any shares of Capital Stock of DMC either:

             (i) solely in exchange for shares of Qualified Capital Stock of DMC or

             (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of DMC) of shares of Qualified Capital Stock of DMC;

          (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of DMC that is subordinate or junior in right of payment to the Notes or any Indebtedness of any subsidiary guarantor that is subordinate or junior in right of payment to a Guarantee either:

             (i) solely in exchange for shares of Qualified Capital Stock of DMC or Refinancing Indebtedness of DMC or such subsidiary guarantor, as the case may be, or

             (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of DMC) of:

                (A) shares of Qualified Capital Stock of DMC or DMFC, provided that, in the case of Qualified Capital Stock of DMFC, DMFC contributes to the capital of DMC all or a portion of the net cash proceeds from the sale of such Qualified Capital Stock in at least the amount necessary to pay the aggregate acquisition cost of such Indebtedness, or

                (B) Refinancing Indebtedness;

          (4) so long as no Default or Event of Default shall have occurred and be continuing, payments for the purpose of and in an amount equal to the amount required to permit DMFC to redeem or repurchase Common Stock of DMFC or options in respect thereof from employees or officers of DMFC or any of its Subsidiaries or their estates or authorized representatives upon the death, disability or termination of employment of such employees or officers in an aggregate amount not to exceed $20.0 million;

          (5) the making of distributions, loans or advances in an amount not to exceed $1 million per annum sufficient to permit DMFC to pay the ordinary operating expenses of DMFC related to DMFC's ownership of Capital Stock of DMC;

          (6) the payment of any amounts pursuant to the Tax Sharing Agreement; and

          (7) in the event that DMC has not realized cash from the proceeds of the payment, sale or disposition of any non-cash consideration referred to in clauses (iii)(w), (iii)(x) and (iii)(y)(2) of the immediately preceding paragraph, Restricted Payments permitted by reason of such non-cash consideration; provided, that such Restricted Payments may be made only in kind of the non-cash consideration so received.

In determining the aggregate amount of Restricted Payments made subsequent to the Merger Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (4) and (7) shall be included in such calculation and amounts expended pursuant to clauses (2), (3),
(5) and (6) shall be excluded from such calculation.

     Not later than the date of making any Restricted Payment, DMC shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon DMC's or DMFC's latest available internal quarterly financial statements. The Trustee shall have no duty or obligation to recalculate or otherwise verify the accuracy of the calculations set forth in any such Officers' Certificate.

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

  LIMITATION ON ASSET SALES

     DMC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (i) DMC or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (in each case as determined in good faith by DMC's Board of Directors or, in the case of an Asset Sale or series of related Asset Sales having a fair market value of less than $25 million, senior management),

          (ii) at least 75% of the consideration received by DMC or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided that:

             (A) the amount of any liabilities (as shown on DMC's or such Restricted Subsidiary's most recent balance sheet) of DMC or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets,

             (B) the fair market value of any marketable securities received by DMC or a Restricted Subsidiary in exchange for any such assets that are converted into cash within 90 days after such Asset Sale, and

             (C) any Designated Noncash Consideration received by DMC or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) since the Merger Date that is at that time outstanding, not to exceed 10% of the Consolidated Net Tangible Assets of DMC based on its most recent consolidated balance sheet at the time of the receipt of such Designated Noncash Consideration from such Asset Sale (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

     shall be deemed to be cash for purposes of this provision; and provided, further, that DMC and its Restricted Subsidiaries may make Asset Sales not exceeding $25 million in the aggregate in each year for non-cash consideration; and

          (iii) in the event and to the extent that the Net Cash Proceeds received by DMC or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Merger Date in any period of 12 consecutive months exceed 10% of Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of DMC and its Subsidiaries has been prepared), then DMC shall or shall cause the relevant Restricted Subsidiary, within 360 days after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Tangible Assets, to apply such excess Net Cash Proceeds:

             (A) to prepay any Senior Debt or any Guarantor Senior Debt of a Subsidiary Guarantor and, in the case of any prepaid Senior Debt or Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, or to so prepay any Indebtedness of a Wholly Owned Restricted Subsidiary,

             (B) to make an Investment (or enter into a definitive agreement committing to so invest within 360 days after the date of such agreement and to make such Investment as provided in such agreement) in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of DMC and its Restricted Subsidiaries as it exists on the date of such Asset Sale or in businesses that are the same as such business of DMC and its Restricted Subsidiaries on the date of such Asset Sale or similar or reasonably related thereto ("Replacement Assets"), or

             (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

     Pending the final application of such Net Cash Proceeds, DMC may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents, in each case in a manner not prohibited by the Indenture. Subject to the last sentence of this paragraph, on the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of DMC or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii)(A), (iii)(B) or (iii)(C) of the second preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied (or committed to be applied pursuant to a definitive agreement as described above) on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A),
(iii)(B) and (iii)(C) of the second preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by DMC or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of DMC ranking pari passu with the Notes in right of payment and which has similar provisions requiring DMC either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the "Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by DMC or any Restricted Subsidiary of DMC, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. DMC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $10.0 million).

     In the event of the transfer of substantially all (but not all) of the property and assets of DMC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the covenant described under "Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of DMC and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of DMC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes

(plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, DMC may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

     DMC or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, DMC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Notwithstanding the foregoing, DMC and its Restricted Subsidiaries will be permitted to consummate an Asset Swap if:

          (1) at the time of entering into such Asset Swap or immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, and

          (2) in the event that such Asset Swap involves an aggregate amount in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of DMC.

  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     DMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of DMC to:

          (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (b) make loans or advances or to pay any Indebtedness or other obligation owed to DMC or any other Restricted Subsidiary of DMC; or

          (c) transfer any of its property or assets to DMC or any other Restricted Subsidiary of DMC,

     except for such encumbrances or restrictions existing under or by reason of:

             (1) applicable law;

             (2) the Indenture, including any Guarantee;

             (3) customary non-assignment provisions of any contract or lease governing a leasehold or ownership interest of any Restricted Subsidiary of DMC;

             (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

             (5) agreements existing on the Merger Date (including, without limitation, the Credit Agreement) to the extent and in the manner such agreements are in effect on the Merger Date;

             (6) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "-- Limitation on Incurrence of Additional Indebtedness" above and "-- Limitation on Liens" below that limit the right of the debtor to dispose of the assets securing such Indebtedness;

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

             (7) customary net worth or non-assignment provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business;

             (8) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of such Restricted Subsidiary;

             (9) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture;

             (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not, in the aggregate, materially less favorable to DMC as determined by the Board of Directors of DMC in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (6); and

             (11) Standard Securitization Undertakings relating to a Receivables Subsidiary or Special Purpose Vehicle.

  LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

     DMC will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary or a Special Purpose Vehicle) to issue any Preferred Stock (other than to DMC or to a Wholly Owned Restricted Subsidiary of DMC) or permit any Person (other than DMC or a Wholly Owned Restricted Subsidiary of
DMC) to own any Preferred Stock of any Restricted Subsidiary of DMC (other than a Receivables Subsidiary or a Special Purpose Vehicle).

  LIMITATION ON LIENS

     DMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of DMC or any of its Restricted Subsidiaries whether owned on the Merger Date or acquired after the Merger Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom for purposes of security unless:

          (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds or such right to receive income or profits, as the case may be, that is senior in priority to such Liens and

          (ii) in all other cases, the Notes are equally and ratably secured,

except for

             (A) Liens existing as of the Merger Date to the extent and in the manner such Liens are in effect on the Merger Date;

             (B) Liens securing Senior Debt or Guarantor Senior Debt;

             (C) Liens securing the Notes;

             (D) Liens of DMC or a Wholly Owned Restricted Subsidiary of DMC on assets of any Restricted Subsidiary of DMC;

             (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens

                (1) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and
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

                (2) do not extend to or cover any property or assets of DMC or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

             (F) Permitted Liens.

  PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT

     DMC will not incur or suffer to exist any Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of DMC. DMC will not cause or permit any subsidiary which is a Guarantor to incur or suffer to exist any Indebtedness (including any guarantee) that is senior in right of payment to the Guarantee of such subsidiary guarantor and subordinate in right of payment to any other Indebtedness (including any other guarantee) of such subsidiary guarantor.

  RESTRICTION OF LINES OF BUSINESS TO FOOD, FOOD DISTRIBUTION AND RELATED BUSINESSES

     DMC shall not, and shall not permit any Restricted Subsidiary to, engage in any material business activity except for food, food distribution and related businesses.

  MERGER, CONSOLIDATION AND SALE OF ASSETS

     (a) DMC will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of DMC to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of DMC's assets (determined on a consolidated basis for DMC and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:

          (i) either:

             (1) DMC shall be the surviving or continuing corporation, or

             (2) the Person (if other than DMC) formed by such consolidation or into which DMC is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of DMC and its Restricted Subsidiaries as an entirety or substantially as an entirety (the "Surviving Entity")

                (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and

                (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest (including, without limitation, any Additional Interest) on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of DMC to be performed or observed;

          (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), DMC or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness;"

          (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and

          (iv) DMC or such Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing, the merger of DMC with an Affiliate incorporated solely for the purpose of reincorporating DMC in another jurisdiction shall be permitted without regard to clause (ii) of the immediately preceding paragraph.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of DMC the Capital Stock of which constitutes all or substantially all of the properties and assets of DMC, shall be deemed to be the transfer of all or substantially all of the properties and assets of DMC.

     The Indenture provides that upon any consolidation or merger of DMC or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of DMC in accordance with the foregoing in which DMC is not the continuing corporation, the successor Person formed by such consolidation or into which DMC is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, DMC under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such; provided, however, that DMC shall not be released from its obligations under the Indenture or the Notes in the case of a lease.

     Notwithstanding the foregoing, the Merger Transaction shall be deemed to have been permitted pursuant to the Indenture.

     (b) DMFC will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of DMFC to sell, assign, transfer, lease, convey or otherwise dispose
of) all or substantially all of DMFC's assets (determined on a consolidated basis for DMFC and its Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:

          (i) either:

             (1) DMFC shall be the surviving or continuing corporation, or

             (2) the Person (if other than DMFC) formed by such consolidation or into which DMFC is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of DMFC as an entirety or substantially as an entirety (the "Surviving Parent Entity")

                (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and

                (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the obligations of DMFC of the due and punctual payment of the principal of and premium, if any, and interest (including, without limitation, any Additional Interest) on the Notes and all of DMFC's obligations under the Indenture, including its Guarantee;

          (ii) DMFC or such Surviving Parent Entity, as the case may be, shall not, immediately after giving effect to such transaction or series of transactions be in default in the performance of any covenants or obligations of DMFC or Surviving Parent Entity under the Indenture, including its Guarantee; and

          (iii) DMFC or such Surviving Parent Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in
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

     connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of DMFC, the Capital Stock of which constitutes all or substantially all of the properties and assets of DMFC, shall be deemed to be the transfer of all or substantially all of the properties and assets of DMFC.

     Notwithstanding the foregoing, the merger of DMFC with and into DMC shall be permitted without regard to compliance with the covenant described in the second preceding paragraph; provided that such merger shall be permitted pursuant to and shall comply with the provision of clause (a) of this covenant.

     The Indenture provides that upon any consolidation or merger of DMFC or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of DMFC in accordance with the foregoing in which DMFC is not the continuing corporation, the successor Person formed by such consolidation or into which DMFC is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, DMFC under the Indenture, including its Guarantee, with the same effect as if such Surviving Parent Entity had been named as such; provided, however, that DMFC shall not be released from its obligations under the Indenture, including its Guarantee, in the case of a lease.

     (c) Each subsidiary guarantor (other than any subsidiary guarantor whose Guarantee is to be released in accordance with the terms of the Indenture) will not, and DMC will not cause or permit any subsidiary guarantor (other than any subsidiary guarantor whose Guarantee is to be released in accordance with the terms of the Indenture) to, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than DMC or any other subsidiary guarantor unless:

          (i) the entity formed by or surviving any such consolidation or merger (if other than the subsidiary guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (ii) such entity assumes by supplemental indenture all of the obligations of the subsidiary guarantor on its Guarantee;

          (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, DMC could satisfy the provisions of clause (a)(ii) of this covenant.

  LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

     (a) DMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

          (x) Affiliate Transactions permitted under paragraph (b) below, and

          (y) Affiliate Transactions on terms that are no less favorable to DMC or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of DMC or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5 million shall be approved by the Board of Directors of DMC or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If DMC or any Restricted Subsidiary of DMC enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value or payments to an Affiliate, as the case may be, of more than $15 million, DMC or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to DMC or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b)  The restrictions set forth in clause (a) shall not apply to:

          (i) reasonable fees and compensation paid to (including issuances and grant of securities and stock options, employment agreements and stock option and ownership plans for the benefit of), and indemnity provided on behalf of, officers, directors, employees or consultants of DMC or any Restricted Subsidiary of DMC as determined in good faith by DMC's Board of Directors or senior management;

          (ii) transactions between or among DMC and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

          (iii) any agreement as in effect as of the Merger Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Merger Date);

          (iv) payments and investments permitted by the Indenture;

          (v) the issuance of Qualified Capital Stock of DMC;

          (vi) loans or advances to employees and officers of DMC and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $15 million at any one time outstanding;

          (vii) transactions permitted by, and complying with, the provisions of the covenants described under "Certain Covenants -- Merger, Consolidation and Sale of Assets;"

          (viii) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to DMC in the good faith determination of the Board of Directors of DMC or the senior management thereof and on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (ix) Qualified Receivables Transactions; and

          (x) the Merger Transaction.

  LIMITATION ON GUARANTEES BY DOMESTIC RESTRICTED SUBSIDIARIES

     DMC will not permit any of its domestic Restricted Subsidiaries that is not a subsidiary guarantor, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of DMC or any other Restricted Subsidiary (other than Permitted Indebtedness of a Restricted Subsidiary), unless, in any such case, such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture to the Indenture, providing a Guarantee of such Restricted Subsidiary substantially similar to the Guarantee of the subsidiary guarantors described above under "-- Guarantees" (except that the Guarantee of such Restricted Subsidiary will be a senior subordinated obligation of such Restricted Subsidiary and will be limited in amount as described in the immediately following paragraph), which Guarantee shall be a senior subordinated obligation of such Restricted Subsidiary and shall be subordinated in right of payment to all Guarantor Senior Debt of such Restricted Subsidiary on terms substantially similar to those described under "Subordination." Neither DMC nor any such Restricted Subsidiary shall be required to make a notation on
                                        48
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the Notes to reflect any such subsequent Guarantee. Nothing contained in this paragraph shall be construed to permit any Restricted Subsidiary of DMC to incur Indebtedness otherwise prohibited by the Indenture or the Credit Agreement.

     Each Guarantee of a Restricted Subsidiary will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by such Restricted Subsidiary without rendering such Guarantee, as it relates to such Restricted Subsidiary, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or other similar laws affecting the rights of creditors generally.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

          (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the second preceding paragraph; or

          (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of DMC of all of DMC's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that

             (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture, and

             (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

  REPORTS TO HOLDERS

     The Indenture provides that so long as the Notes are outstanding DMC will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which DMC is required to file with the SEC, pursuant to
Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that DMC may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding DMC will file with the SEC, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. For purposes of the foregoing provisions of this paragraph, so long as:

          (1) DMFC owns all of the issued and outstanding Capital Stock of DMC;

          (2) the aggregate amount of all Investments made by DMFC in any Persons other than DMC and its Restricted Subsidiaries does not in the aggregate exceed $2,500,000 at any time outstanding; and

          (3) DMC is not required to file separate reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

the filing and delivery of reports, information or documents which DMFC is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act in accordance with the foregoing provisions of this paragraph will satisfy DMC's obligations under this paragraph. DMC will also comply with the provisions of Trust Indenture Act Section 314(a).

  RULE 144A INFORMATION

     The Indenture provides that, if and to the extent required to permit resales or other transfers of the Notes to be made pursuant to Rule 144A, DMC will prepare and will furnish to any Holder of Notes, any beneficial owner of Notes (including, without limitation, any owner of a beneficial interest in a global Note) and any prospective purchaser or other prospective transferee of Notes designated by a Holder or beneficial owner of Notes, promptly upon request and at the expense of DMC, the financial statements and other information specified in Rule 144A(d)(4) (or any successor provision thereto).

     Under interpretations by the SEC, DMC is not currently required to provide the information described in the foregoing paragraph. Instead the SEC has taken the position that, because the Notes are guaranteed by DMFC, the informational requirements of Rule 144A are deemed to have been satisfied by DMFC's filing with the SEC of the annual and quarterly reports and other information required by Sections 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) the failure to pay interest (including, without limitation, any Additional Interest) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); or

          (2) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); or

          (3) a default by DMC, DMFC or any subsidiary guarantor in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after written notice specifying the default (and demanding that such default be remedied) is received by DMC from the Trustee or by DMC and the Trustee from the Holders of at least 25% of the outstanding principal amount of the Notes; or

          (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness for borrowed money of DMC or any Restricted Subsidiary of DMC or the acceleration of the final stated maturity of any such Indebtedness, in either case, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25 million or more at any time; or

          (5) one or more judgments for the payment of money in an aggregate amount in excess of $25 million (to the extent not covered by insurance) shall have been rendered against DMC or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

          (6) the failure of a Guarantee of the Notes given by a Guarantor to be in full force and effect (except if such Guarantee shall have been released and discharged pursuant to the terms of the Indenture) or the denial or disaffirmation of such obligations by a Guarantor; or

          (7) certain events of bankruptcy affecting DMC or any of its Significant Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(7) above with respect to DMC) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to DMC and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same

          (a) shall become immediately due and payable; or

          (b) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five Business Days after receipt by DMC and the Representative under the Credit Agreement of such Acceleration Notice, but only if such Event of Default is then continuing.

If an Event of Default specified in clause (7) above with respect to DMC occurs and is continuing, then all unpaid principal of and accrued and unpaid interest on all of the then outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after the delivery of an Acceleration Notice with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding Notes may, on behalf of the Holders of all of the Notes, rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal which has become due otherwise than by such declaration of acceleration has been paid;

          (4) if DMC has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and any other amounts due the Trustee under the Indenture; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the then outstanding Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, DMC is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder of DMC, as such, shall have any liability for any obligations of DMC under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The foregoing provisions do not relate to the liability of DMFC as a Guarantor.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     DMC may, at its option and at any time, elect to have its obligations discharged with respect to the then outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that DMC shall be deemed to have paid and discharged the entire indebtedness represented by the then outstanding Notes and to have satisfied all of its other obligations under the Notes and the Indentures, and the Holders of the Notes shall cease to be subject to the rights of any holder of Senior Debt under the subordination provisions of the Indenture, provided that the following provisions of the Indenture shall survive unless otherwise terminated pursuant to the Indenture:

          (1) the rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due;

          (2) DMC's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the Trustee and DMC's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, DMC may, at its option and at any time, elect to have the obligations of DMC released with respect to the covenants in the Indenture described above under "-- Change of Control" and "-- Certain Covenants" (other than the covenant appearing under "-- Reports to Holders") ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, the events described in clauses (4) and (5) of the first paragraph under "-- Events of Default" above will no longer constitute Events of Default with respect to the Notes, and the Holders of Notes shall cease to be subject to the rights of any holder of Senior Debt under the subordination provisions of the Indenture.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (1) DMC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, DMC shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that

             (A) DMC has received from, or there has been published by, the Internal Revenue Service a ruling or

             (B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, DMC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising under clause (3) of the definition of that term and resulting solely from the incurrence of Indebtedness the proceeds of which will be used to defease the Notes concurrently with such incurrence) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (it being understood that this condition shall not be satisfied and such Legal Defeasance or Covenant Defeasance, as the case may be, shall not be effective until expiration of such 91 day period);

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which DMC or any of its Subsidiaries is a party or by which DMC or any of its Subsidiaries is bound;

          (6) DMC shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by DMC with the intent of preferring the Holders over any other creditors of DMC or with the intent of defeating, hindering, delaying or defrauding any other creditors of DMC or others;

          (7) DMC shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) DMC shall have delivered to the Trustee an Opinion of Counsel to the effect that

             (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture, and

             (B) assuming no intervening bankruptcy of DMC between the date of deposit and the 91st day following the deposit and that no Holder is an insider of DMC, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (9) if the cash or U.S. Government Obligations or combination thereof, as the case may be, deposited under subparagraph (1) above are sufficient to pay the principal of, premium, if any, and interest on the Notes provided the Notes are redeemed on a particular redemption date, DMC shall have given the Trustee irrevocable instructions to redeem the Notes on that redemption date and to provide notice of that redemption to Holders as provided in the Indenture; and

          (10) certain other customary conditions precedent are satisfied.

     If DMC effects Covenant Defeasance and the Notes are declared due and payable because of the occurrence of an Event of Default (other than an Event of Default which has ceased to be applicable because of such Covenant Defeasance or resulting from breach of a covenant as to which there has been Covenant Defeasance), the amount of cash and U.S. Government Obligations deposited to effect Covenant Defeasance may not be sufficient to pay amounts due on the Notes at the time of any acceleration resulting from that Event of Default. However, DMC would remain liable to make payment of those amounts due at the time of acceleration.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:

          (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by DMC and thereafter repaid to DMC as provided in the Indenture) have been delivered to the registrar for cancellation, and

             (i) DMC has paid all sums payable under the Indenture by DMC, and

             (ii) DMC has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; or

          (b) DMC shall have given notice of redemption of all of the Notes or all of the Notes shall have otherwise become due and payable, and

             (i) DMC has irrevocably deposited or caused to be deposited with the Trustee or another trustee funds in an amount sufficient to pay the principal of, premium, if any, and interest on the then outstanding Notes to maturity or redemption, as the case may be, together with irrevocable instructions from DMC directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be (and, upon such deposit and the satisfaction of the other conditions precedent set forth in this subparagraph (b), the funds so deposited shall not be subject to the rights of holders of Senior Debt pursuant to the subordination provisions of the Indenture);

             (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which DMC is a party or by which it is bound;

             (iii) DMC has paid all other sums payable under the Indenture by DMC; and

             (iv) DMC has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, DMC and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes. These specified purposes include the following:

          (1) to cure ambiguities, correct inconsistencies and add other provisions with respect to matters or questions arising under the Indenture, provided such actions do not adversely affect the interests of the Holders in any material respect;

          (2) to comply with the provisions described above under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets";

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (4) to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (5) to make any change that would provide any additional benefit or rights to the Holders;

          (6) to provide for the issuance of the Exchange Notes;

          (7) to add a Guarantor pursuant to the provisions described above under "-- Certain Covenants -- Limitation on Guarantees By Domestic Restricted Subsidiaries";

          (8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

          (9) to secure the Notes;

          (10) to add to the covenants of DMC or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon DMC or any Guarantor; and

          (11) to make any other change that does not, in the good faith judgment of the Board of Directors of DMC, adversely affect in any material respect the rights of Holders under the Indenture;

provided that DMC has delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the applicable provisions of the Indenture.

     Other modifications and amendments of the Indenture may be made, and compliance by DMC with any provision of the Indenture or the Notes may be waived, with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1) reduce the amount of Notes whose Holders must consent to an amendment or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest and Additional Interest, if any, on any Notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefore;

          (4) make any Notes payable in money other than that stated in the Notes;

          (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment;

          (6) change the price payable by DMC for Notes repurchased pursuant to the provisions described above under "-- Change of Control" and "-- Certain Covenants -- Limitation on Asset Sales" or after the occurrence of a Change of Control, modify or change in any material respect the obligation of DMC or DMFC to make and consummate a Change of Control offer or modify any of the provisions or definitions with respect thereto;

          (7) modify or change any provision of the Indenture or the related definitions with respect to the subordination of the Notes or the Guarantees in a manner which adversely affects the Holders in any material respect; or

          (8) waive a default in the payment of principal of or interest on any Note; provided that this clause (8) shall not limit the right of the Holders of a majority in aggregate principal amount of the then outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an Acceleration Notice as described above under "-- Events of Default."

GOVERNING LAW

     The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of DMC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Notes are entitled to the benefit of a registration rights agreement (the "Registration Rights Agreement") between DMC, DMFC and the placement agents. The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Registration Rights Agreement, including the definitions. A copy of the Registration Rights Agreement is filed as Exhibit
4.3 to DMFC's Quarterly Report on Form 10-Q for the period ended January 29, 2003. You should read the Registration Rights Agreement in its entirety.

     In the Registration Rights Agreement, DMC and DMFC have agreed with the placement agents, for the benefit of the Holders of the Notes, that DMC and DMFC will use their reasonable best efforts, at their cost, to file and cause to become effective a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Outstanding Notes for Exchange Notes of DMC, which Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and certain related provisions).

     Promptly after the Exchange Offer Registration Statement is declared effective, DMC shall commence the Exchange Offer. The Exchange Offer will remain open for not less than 20 Business Days after the date DMC mails notice of the Exchange Offer to Holders. For each Outstanding Note surrendered to DMC pursuant to the Exchange Offer, the Holder who surrendered that Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor. If DMC effects the Exchange Offer, DMC will be entitled to close the Exchange Offer 20 Business Days after the commencement of the Exchange Offer. Outstanding Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest, but will not retain any rights under the Registration Rights Agreement and will remain subject to transfer restrictions; in addition, Outstanding Notes not tendered in the Exchange Offer will not be entitled to any additional interest except for additional interest accrued prior to consummation of the Exchange Offer.

     In the event that applicable interpretations of the staff of the SEC do not permit DMC to effect the Exchange Offer, or under certain other circumstances, DMC and Holdings shall, at their cost, use their reasonable best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Outstanding Notes and to keep such Shelf Registration Statement effective until such time as the Notes are eligible for resale pursuant to Rule 144(k) under the Securities Act or such shorter period that will terminate when all Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. DMC shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Outstanding Notes has become effective and take certain other actions as are required to permit resales of the Outstanding Notes. A Holder that sells its Outstanding Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     Because DMC did not consummate the Exchange Offer or cause to become effective a Shelf Registration Statement registering the resale of the Outstanding Notes on or prior to July 31, 2003, under the terms of the Registration Rights Agreement, the interest rate of the Outstanding Notes has been increased by one-half of one percent (0.5%) per annum until the earlier of the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement. Additional Interest accrued on any Outstanding Notes exchanged for Exchange Notes will become interest accrued on such Exchange Notes. Additional Interest on the Exchange Notes, and Additional Interest on any remaining Outstanding Notes, will be paid on the next regular interest payment date of December 15, 2003.

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CERTAIN DEFINITIONS

     Set forth below is a summary of some of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all of those terms, as well as other terms used in this "Description of the Exchange Notes" for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of DMC or at the time it merges or consolidates with or into DMC or any of its Restricted Subsidiaries or assumed by DMC or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of DMC or such acquisition, merger or consolidation.

     "Acquisition Financing Indebtedness" means Indebtedness of DMC incurred in connection with the acquisition of assets or capital stock (by stock purchase, merger or otherwise) of a Person engaged in all material respects solely in the business of food, food distribution and related businesses.

     "Additional Interest" means additional interest, if any, which may be payable on the Notes as described under "-- Exchange Offer; Registration Rights."

     "Additional Notes" means Notes, if any, originally issued under the Indenture after the Issue Date, other than Exchange Notes.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means:

          (a) an Investment by DMC or any Restricted Subsidiary of DMC in any other Person pursuant to which such Person shall become a Restricted Subsidiary of DMC, or shall be merged or consolidated with or into DMC or

          (b) the acquisition by DMC or any Restricted Subsidiary of DMC of the assets of any Person (other than a Restricted Subsidiary of DMC) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by DMC or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than DMC or a Wholly Owned Restricted Subsidiary of DMC of:

          (a) any Capital Stock of any Restricted Subsidiary of DMC; or

          (b) any other property or assets of DMC or any Restricted Subsidiary of DMC other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

          (1) a transaction or series of related transactions for which DMC or its Restricted Subsidiaries receive aggregate consideration of less than $3 million;

          (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of DMC as permitted under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets;"

          (3) the grant of Liens permitted by the covenant described under "Certain Covenants -- Limitation on Liens" above;
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          (4) the sale or transfer of Receivables Related Assets in connection with a Qualified Receivables Transaction; and

          (5) the sale or transfer of certain assets identified in a schedule to the Indenture as being held for disposition.

     "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that DMC in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets (of a kind used or usable by DMC and its Restricted Subsidiaries in their business as it exists on the date thereof, or in businesses that are the same as such business of DMC and its Restricted Subsidiaries on the date thereof or similar or reasonably related thereto) between DMC or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Borrowing Base" means as of any date, an amount, determined on a consolidated basis and in accordance with GAAP, equal to the sum of (1) 60% of the aggregate book value of inventory plus (2) 85% of the aggregate book value of all accounts receivable (net of bad debt reserves) of DMC and its Restricted Subsidiaries. To the extent that information is not available as to the amount of inventory or accounts receivable as of a specific date, DMC shall use the most recent available information for purposes of calculating the Borrowing Base.

     "Business Day" means a day that is not a Legal Holiday.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means:

          (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class or series of Common Stock and Preferred Stock of such Person, and

          (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means:

          (1) obligations issued by, or unconditionally guaranteed by, the U.S. government or issued by any agency thereof, and in each case backed by the full faith and credit of the United States and maturing within one year from the date of acquisition thereof;

          (2) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's;

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

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of DMC or DMFC to any Person or group of related Persons for purposes of
     Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than TPG or its Related Parties;

          (2) the approval by the holders of Capital Stock of DMC or DMFC, as the case may be, of any plan or proposal for the liquidation or dissolution of DMC or DMFC, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture);

          (3) (A) any Person or Group (other than TPG or its Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the "Voting Stock") of DMC or DMFC and (B) TPG and its Related Parties shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of DMC or DMFC, as the case may be, than such other Person or Group; or

          (4) the replacement of a majority of the Board of Directors of DMC or DMFC over a two-year period from the directors who constituted the Board of Directors of DMC or DMFC, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of DMC or DMFC, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, TPG or its Related Parties.

     "Common Stock" of any Person means any and all shares, interests or other participations in and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Merger Date or issued after the Merger Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income, and

          (2) to the extent Consolidated Net Income has been reduced thereby,

             (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period,

             (B) Consolidated Interest Expense, and

             (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

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

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to the Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

          (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions which, in the reasonable and good faith judgment of DMC's senior management, will result from such Asset Sale or Asset Acquisition) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio,"

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date,

          (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements,

          (3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate as such Person may designate, and

          (4) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP and as reflected in such Person's financial statements.

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

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum (without duplication) of:

          (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

          (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum (without duplication) of:

          (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

             (a) any amortization of debt discount and amortization or write-off of deferred financing costs,

             (b) the net costs under Interest Swap Obligations,

             (c) all capitalized interest,

             (d) the interest portion of any deferred payment obligation,

             (e) dividends paid in respect of Disqualified Capital Stock,

             (f) net payments (whether positive or negative) pursuant to Interest Swap Obligations; and

          (2) the interest component of Capitalized Lease Obligations,

in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Interest Expense of DMC shall include the interest expense of a Person only to the extent that the net income of such Person is included in the Consolidated Net Income of DMC.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (a) after-tax gains or losses from Asset Sales (without regard to the $3 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

          (b) after-tax items classified as extraordinary or nonrecurring gains or losses;

          (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into the referent Person or any Restricted Subsidiary of the referent Person;

          (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is at the time of determination restricted, directly or indirectly, by a contract, operation of law or otherwise;

          (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

          (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Merger Date;

          (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

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

          (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     Notwithstanding the foregoing, "Consolidated Net Income" shall be calculated without giving effect to:

          (1) any premiums, fees or expenses incurred and amortization of premiums, fees or expenses incurred in connection with the (A) offering of the Notes, the Merger Transaction and any related financing or (B) repayment of Indebtedness; and

          (2) the amortization, depreciation, or non-cash charge of any amounts required or permitted by Statement of Financial Accounting Standards (SFAS) 141 and 142.

     "Consolidated Net Tangible Assets" means, as of any date, the total amount of assets of DMC and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), net of any write-ups of capital assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

          (1) all current liabilities of DMC and its Restricted Subsidiaries (excluding intercompany items), and

          (2) all deferred tax assets, goodwill, trade names, trademarks, copyrights, patents, unamortized debt discount and expense, and all other items which would be treated as intangibles,

in each case as shown on a consolidated balance sheet of DMC and its Restricted Subsidiaries prepared in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization, exchange or translation losses on foreign currencies and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Credit Agreement" means the Credit Agreement dated as of the Merger Date between DMC (then SKF) and the financial institutions named therein, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), including, without limitation, increasing the amount of available borrowings or other Indebtedness thereunder (provided that such increase in borrowings is permitted by the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect DMC or any Restricted Subsidiary of DMC against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Noncash Consideration" means any non-cash consideration received by DMC or one of its Restricted Subsidiaries in connection with an
Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of DMC or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once cash or Cash Equivalents have been received by DMC or a Restricted Subsidiary in exchange therefor as proceeds or payments. Promptly after receipt of any Designated Noncash Consideration, DMC shall deliver such Officers' Certificate to the Trustee, together with a Board Resolution of DMC stating the fair market value of such
                                        62
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Designated Noncash Consideration and the basis of such valuation, which shall be a report or opinion of an Independent Financial Advisor with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $25 million.

     "Designated Senior Debt" means:

          (1) Indebtedness of DMC under or in respect of the Credit Agreement;
     and

          (2) any other Indebtedness of the DMC constituting Senior Debt which, at the time of determination, has an aggregate outstanding principal amount of at least $75 million and is specifically designated by DMC in the instrument evidencing such Senior Debt as "Designated Senior Debt."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in each case on or prior to the final maturity date of the Notes, provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of DMC or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by DMC in order to satisfy applicable statutory or regulatory obligations.

     "DMFC" means Del Monte Foods Company, a Delaware corporation, until a successor replaces it pursuant to the Indenture and thereafter means such successor.

     "Equity Offering" means any sale of Qualified Capital Stock of DMFC or DMC; provided that, in the event of an Equity Offering by DMFC, DMFC contributes to the capital of DMC the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price, plus accrued interest to the redemption date, of the Notes to be redeemed as described under "-- Redemption -- Optional Redemption upon Equity Offerings."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing Notes" means the 9 1/4% Senior Subordinated Notes due 2011 issued by pre-merger DMC.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Four Quarter Period" has the meaning specified in the definition of "Consolidated Fixed Charge Coverage Ratio" above.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Merger Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may have been approved by a significant segment of the accounting profession as of the Merger Date.

     "Guarantee" means the guarantee of the obligations of DMC under the Indenture and the Notes by DMFC or any subsidiary guarantor and shall include, in the case of any Guarantor, any guarantee of such Guarantor which is endorsed on the Notes.

     "Guarantor" means each of DMFC, any subsidiary guarantor that guarantees the Notes on the Merger Date and any other Restricted Subsidiary that executes a Guarantee pursuant to the covenant described under "Certain
Covenants -- Limitation on Guarantees by Domestic Restricted Subsidiaries," each until a successor replaces it pursuant to the Indenture and thereafter means such successor. A Restricted Subsidiary whose Guarantee has terminated pursuant to the Indenture shall cease to be a Guarantor effective as of such termination.

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     "Guarantor Designated Senior Debt" means, with respect to any Guarantor:

          (1) Indebtedness of such Guarantor under or in respect of the Credit Agreement; and

          (2) any other Indebtedness of such Guarantor constituting Guarantor Senior Debt of such Guarantor which, at the time of determination, has an aggregate outstanding principal amount of at least $75 million and is specifically designated by such Guarantor in the instrument evidencing such Guarantor Senior Debt as "Guarantor Designated Senior Debt."

     "Guarantor Senior Debt" means, with respect to a Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law and without giving effect to any reduction in the amount of such Indebtedness which is necessary to prevent the obligation of such Guarantor with respect thereto from being rendered void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer) on any Indebtedness of such Guarantor, whether outstanding on the Merger Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

          (x) all monetary obligations (including guarantees thereof), if any, of every nature of such Guarantor under or with respect to the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

          (y) all Interest Swap Obligations (including guarantees thereof), and

          (z) all obligations (including guarantees thereof) under Currency Agreements,

in each case whether outstanding on the Merger Date or thereafter incurred.

     Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

          (1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

          (2) Indebtedness to, or guaranteed by such Guarantor for the benefit of, any shareholder (other than a parent corporation), director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (4) Indebtedness represented by Disqualified Capital Stock;

          (5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

          (6) any Indebtedness incurred in violation of the Indenture; and

          (7) guarantees of the Existing Notes and any Indebtedness, and any other obligation referred to in clause (x), (y) or (z) of this definition, which in each case is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

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     "Indebtedness" means with respect to any Person, without duplication:

          (1) all obligations of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person (but excluding any operating lease obligations);

          (4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7) all obligations of any other Person of the type referred to in clauses (1) through (6) above and clause (8) below that are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

          (8) all obligations under Currency Agreements and Interest Swap Obligations of such Person; and

          (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to its maximum fixed repurchase price (or comparable price that such Person may be required to pay for the acquisition or retirement of such Disqualified Capital Stock), but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm:

          (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect equity beneficial ownership interest in DMC exceeding 10%; and

          (2) which, in the judgment of the Board of Directors of DMC, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or

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evidences of Indebtedness issued by, any other Person. In the case of DMC,
"Investment" shall exclude extensions of trade credit (including trade receivables) by DMC and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of DMC or such Restricted Subsidiary, as the case may be. For the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments,"

          (1) "Investment" shall include and be valued at the portion of the fair market value of the net assets of any Restricted Subsidiary represented by DMC's equity interest in such Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

          (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by DMC or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If DMC or any Restricted Subsidiary of DMC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of DMC such that, after giving effect to any such sale or disposition, DMC no longer owns, directly or indirectly, 80% of the outstanding Common Stock of such Restricted Subsidiary, DMC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Legal Holiday" means a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open except that, when such term is used with respect to a particular place where a payment is to be made in respect of the Notes and with respect to the payment to be made on the Notes at such place, such term means a Saturday, Sunday or other day on which banking institutions in such place of payment are not required to be open.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Merger Date" means the date of consummation of the Merger Transaction.

     "Merger Transaction" means (1) the merger of pre-merger DMC with and into SKF, with SKF as the surviving corporation and a wholly owned subsidiary of DMFC and (2) the execution of, and the borrowings under, the Credit Agreement on the date of the merger.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by DMC or any of its Restricted Subsidiaries from such Asset Sale net of:

          (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; and

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          (d) appropriate amounts to be provided by DMC or any Restricted
     Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by DMC or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the Notes, excluding any Additional Notes;

          (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (i) the Borrowing Base, or (ii) $1.5 billion less

             (A) the sum of:

                (y) the aggregate amount of all scheduled mandatory principal payments in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replacement Credit Agreement) actually made by DMC, plus

                (z) the aggregate amount of all mandatory principal payments in respect of such term loans thereunder made by reason of or attributable to the receipt of proceeds from Asset Sales; plus

             (B) in the case of the revolving credit facility thereunder, the aggregate amount of required permanent repayments which are accompanied by a corresponding permanent commitment reduction thereunder made by reason of or attributable to the receipt of proceeds from Asset Sales; plus

             (C) the amount of the Receivables Program Obligations then outstanding.

          (3) other Indebtedness of DMC and its Restricted Subsidiaries outstanding on the Merger Date after giving effect to the Merger Transaction, including without limitation the Existing Note), reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (4) Interest Swap Obligations of DMC covering Indebtedness of DMC or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of DMC covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect DMC and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of DMC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Wholly Owned Restricted Subsidiary of DMC to DMC or to another Wholly Owned Restricted Subsidiary of DMC, in either case for so long as such Indebtedness is held by DMC or a Wholly Owned Restricted Subsidiary of DMC, in each case subject to no Lien held by a Person other than DMC or a Wholly Owned Restricted Subsidiary of DMC; provided that if as of any date any Person other than DMC or a Wholly Owned Restricted Subsidiary of DMC owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

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          (7) Indebtedness of DMC to a Wholly Owned Restricted Subsidiary of DMC
     for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of DMC, in each case subject to no Lien; provided that:

             (A) any Indebtedness of DMC to a Wholly Owned Restricted Subsidiary of DMC is unsecured and subordinated, pursuant to a written agreement, to DMC's obligations under the Indenture and the Notes and

             (B) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of DMC owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by DMC;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (9) Indebtedness of DMC or any of its Restricted Subsidiaries in respect of security for workers' compensation claims, payment obligations in connection with self-insurance, performance bonds, surety bonds or similar requirements in the ordinary course of business;

          (10) Capitalized Lease Obligations and Purchase Money Indebtedness of DMC and its Restricted Subsidiaries incurred in the ordinary course of business and Indebtedness arising from the conversion of the obligations of DMC under or pursuant to the "synthetic lease" transactions to on-balance sheet Indebtedness of DMC in an aggregate amount at any time outstanding not to exceed 10% of the Consolidated Net Tangible Assets of DMC as shown on the then most recent consolidated balance sheet of DMC and its Restricted Subsidiaries prepared in accordance with GAAP;

          (11) guarantees by DMC and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of DMC, the covenant described under "Certain Covenants -- Limitation of Guarantees by Restricted Subsidiaries;"

          (12) Acquired Indebtedness and Acquisition Financing Indebtedness; provided that, if such Indebtedness is incurred after June 30, 2003, immediately after giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred, DMC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; and provided, further, that if such Indebtedness is incurred on or before June 30, 2003, the consolidated Fixed Charge Coverage Ratio of DMC and its Restricted Subsidiaries, after giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred (a "pro forma Consolidated Fixed Charge Coverage Ratio") (A) shall be greater than 1.8 to 1.0, and (B) shall be at least equal to the Consolidated Fixed Charge Coverage Ratio at such time without giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred;

          (13) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of DMC or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of DMC (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of DMC for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by DMC or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xiii), when taken together with all Indebtedness incurred pursuant to this clause (xiii) and then outstanding, shall not exceed $25 million;
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          (14) guarantees furnished by DMC or its Restricted Subsidiaries in the ordinary course of business of Indebtedness of another Person in an aggregate amount not to exceed $10.0 million at any time outstanding;

          (15) Refinancing Indebtedness;

          (16) Receivables Program Obligations;

          (17) additional Indebtedness of DMC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $90 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

          (18) Indebtedness incurred under commercial letters of credit issued for the account of DMC or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness), provided that any drawing under any such letter of credit is reimbursed in full within seven days; and

          (19) any guarantee by a Restricted Subsidiary of any Indebtedness incurred pursuant to the Credit Agreement or the Existing Notes.

     For purposes of determining compliance with the covenant described above under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," in the event that an item of Indebtedness meets the requirements of one or more of the categories of Permitted Indebtedness set forth in clauses
(1) through (18) above, DMC shall, in its sole discretion, determine under which such clause such item of Indebtedness shall be classified and, so long as such item of Indebtedness meets the requirements for inclusion as Permitted Indebtedness under such clause, such item of Indebtedness will be treated as having been incurred pursuant to such clause.

     "Permitted Investments" means:

          (1) Investments by DMC or any Restricted Subsidiary of DMC in any Person that is or will become immediately after such Investment a Restricted Subsidiary of DMC or that will immediately after such Investment merge or consolidate with or into DMC or a Restricted Subsidiary of DMC, or that will immediately after such Investment transfer or convey all of its assets (including such Investment) to DMC or a Restricted Subsidiary of DMC, provided that such Person is engaged, in all material respects, solely in the business of food, food distribution and related businesses;

          (2) Investments in DMC by any Restricted Subsidiary of DMC; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to DMC's obligations under the Notes and the Indenture;

          (3) Investments in cash and Cash Equivalents;

          (4) loans and advances to employees and officers of DMC and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $15 million at any one time outstanding;

          (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of DMC's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (6) additional Investments not to exceed $90 million at any one time outstanding;

          (7) Investments in securities received in settlement of obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;

          (8) Investments made by DMC or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "Certain

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     Covenants -- Limitation on Asset Sales," or not constituting an Asset Sale by reason of the $3 million threshold contained in the definition thereof;

          (9) Investments specifically permitted by and made in accordance with the provisions of the covenant described under "Certain
     Covenants -- Limitation on Transactions with Affiliates";

          (10) guarantees permitted by the covenant described under "Certain Covenants -- Limitation of Guarantees by Restricted Subsidiaries";

          (11) Related Business Investments in companies and ventures in which DMC or a Restricted Subsidiary of DMC holds an equity ownership interest of not less than 33 1/3% in an aggregate amount not exceeding the sum of

             (x) the unutilized portion of the amount of Investments permitted by clause (6) of this definition, plus

             (y) the proceeds of the sale of certain assets identified in a schedule to the Indenture as being held for disposition, plus

             (z) $90 million;

          (12) Investments made in connection with a Qualified Receivables Transaction;

          (13) any acquisition of assets solely in exchange for the issuance of Qualified Capital Stock of DMC; and

          (14) Investments existing on the Merger Date.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either

             (A) not delinquent, or

             (B) being contested in good faith by appropriate proceedings and as to which DMC or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of DMC or any of its Restricted Subsidiaries;

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          (6) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

          (7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness

             (A) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of DMC or any Restricted Subsidiary of DMC other than the property and assets being acquired or constructed, and

             (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of DMC or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements;

          (13) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that

             (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by DMC or a Restricted Subsidiary of DMC and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by DMC or a Restricted Subsidiary of DMC, and

             (B) such Liens do not extend to or cover any property or assets of DMC or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of DMC or a Restricted Subsidiary of DMC and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by DMC or a Restricted Subsidiary of DMC;

          (14) leases or subleases granted to others not interfering in any material respect with the business of DMC or its Restricted Subsidiaries;

          (15) Liens arising out of consignment or similar arrangements for the sale of goods entered into by DMC or any of its Restricted Subsidiaries in the ordinary course of business; and

          (16) Liens on Receivables Program Assets securing Receivables Program Obligations.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

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     "pre-merger DMC" means DMC, a New York corporation, the operating subsidiary of DMFC prior to the completion date of the Merger.

     "principal" of any Indebtedness (including the Notes) means the outstanding principal amount of such Indebtedness plus the premium, if any, on such indebtedness. For purposes of clarity, it is hereby understood and agreed that references to "principal" shall mean and include "premium, if any" notwithstanding the fact that there may be references in this Description of the Exchange Notes to "principal and premium, if any."

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act, except as otherwise specified herein.

     "Purchase Money Indebtedness" means Indebtedness of DMC or any of its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of real or personal property or assets.

     "Purchase Money Note" means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables or other indebtedness to DMC or to any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by DMC or any Subsidiary of DMC pursuant to which DMC or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by DMC or any other Seller) and any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the date of the Indenture or arising thereafter); provided that:

          (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle

             (1) is guaranteed by DMC or any other Seller (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

             (2) is recourse to or obligates DMC or any other Seller in any way other than pursuant to Standard Securitization Undertakings, or

             (3) subjects any property or asset of DMC or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

          (b) neither DMC nor any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to DMC or such Seller than those that might be obtained at the time from Persons that are not Affiliates of DMC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (c) DMC and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

     "Receivables" means all rights of DMC or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest

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or finance charges), which rights are identified in the accounting records of
DMC or such Seller as accounts receivable.

     "Receivables Documents" means:

          (a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by DMC, another Seller and/or a Receivables Subsidiary, and

          (b) each other instrument, agreement and other document entered into by DMC, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

     "Receivables Program Assets" means:

          (a) all Receivables which are described as being transferred by DMC, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents;

          (b) all Receivables Related Assets; and

          (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

     "Receivables Program Obligations" means:

          (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount for the Receivables Program Assets; and

          (b) related obligations of DMC, a Subsidiary of DMC or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions).

     "Receivables Related Assets" means:

          (1) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables);

          (2) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

          (3) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

          (4) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

          (5) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a special purpose wholly owned subsidiary of DMC created in connection with the transactions contemplated by a Qualified Receivables Transaction, which subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by DMC's Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of DMC giving effect to such designation and an Officers' Certificate certifying, to the best of such officers' knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

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     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by DMC or any Restricted Subsidiary of DMC of Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9),
(10), (11), (13), (14), (16), (17) or (18) of the definition of Permitted
Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by DMC in connection with such Refinancing); or

          (2) create Indebtedness with

             (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

             (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that

                (x) if such Indebtedness being Refinanced is solely Indebtedness of DMC, then such Refinancing Indebtedness shall be Indebtedness solely of DMC; and

                (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement to be dated the Merger Date among DMC, the Guarantors and the placement agents for the benefit of themselves and the Holders, as the same may be amended or modified from time to time in accordance with the terms thereof.

     "Related Business Investment" means:

          (i) any Investment by a Person in any other Person a majority of whose revenues are derived from the food, food distribution or related businesses; and

          (ii) any Investment by such Person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of DMC and its Restricted Subsidiaries.

     "Related Party" means any Affiliate of TPG.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that, if and for so long as any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A (or any successor thereto) under the Securities Act.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to DMC or a Restricted Subsidiary of DMC of any property, whether owned by DMC or any Restricted Subsidiary at the Merger Date or later acquired, which

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

has been or is to be sold or transferred by DMC or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Seller" means DMC or any Subsidiary or other Affiliate of DMC (other than a Receivables Subsidiary) which is a party to a Receivables Document.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of DMC, whether outstanding on the Merger Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (x) all monetary obligations (including guarantees thereof) of every nature of DMC under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y) all Interest Swap Obligations (including guarantees thereof); and

          (z) all obligations (including guarantees thereof) under Currency Agreements;

in each case whether outstanding on the Merger Date or thereafter incurred.

     Notwithstanding the foregoing, "Senior Debt" shall not include:

          (1) any Indebtedness of DMC to a Subsidiary of DMC;

          (2) Indebtedness to, or guaranteed by DMC for the benefit of, any shareholder (other than a parent corporation), director, officer or employee of DMC or any Subsidiary of DMC (including, without limitation, amounts owed for compensation);

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (4) Indebtedness represented by Disqualified Capital Stock;

          (5) any liability for federal, state, local or other taxes owed or owing by DMC;

          (6) any Indebtedness incurred in violation of the Indenture; and

          (7) the Existing Notes and any Indebtedness, and any other obligation referred to in clause (x), (y) or (z) of this definition, which in each case is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, subordinated in right of payment to any other Indebtedness of DMC.

For purposes of clause (6) of the immediately preceding proviso, a good faith determination by the Board of Directors evidenced by a Board Resolution, or a good faith determination by the Chief Financial Officer of DMC evidenced by an officer certificate, that any Indebtedness being incurred under the Credit Agreement is permitted by the Indenture shall be conclusive.

     "SKF" means SKF Foods Inc., a Delaware corporation; SKF was the surviving company of the Merger Transaction and changed its name to "Del Monte Corporation" upon consummation of the Merger Transaction.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act as in effect on the Merger Date.

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

     "Special Purpose Vehicle" means a trust, partnership or other special purpose Person established by DMC and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by DMC or any Subsidiary of DMC which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transactions.

     "Subsidiary," with respect to any Person, means:

          (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

          (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.

     "Tax Sharing Agreement" means the tax sharing agreement between DMC and DMFC allocating the obligations to contribute amounts for the payment of income taxes and the benefits of any credits or other reductions of tax payments so as to approximate the income taxes that would be payable by DMC and DMFC on a stand-alone basis if no consolidated tax return were filed by such entities.

     "TPG" means TPG Partners, L.P., a Delaware limited partnership.

     "U.S. Government Obligations" means direct obligations of, and obligations guaranteed by, the United States for the payment of which the full faith and credit of the United States is pledged.

     "Unrestricted Subsidiary" of any Person means:

          (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of DMC may designate any Subsidiary of DMC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, DMC or any other Subsidiary of DMC that is not a Subsidiary of the Subsidiary to be so designated; provided that

          (x) DMC certifies to the Trustee that such designation complies with the covenant described under "Certain Covenants -- Limitation on Restricted Payments," and

          (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of DMC or any of its Restricted Subsidiaries (after giving effect to the release of any guarantees of such Subsidiary to be made in connection with such designation).

The Board of Directors of DMC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (x) immediately after giving effect to such designation, DMC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," and

          (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of DMC shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

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

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (a) the then outstanding aggregate principal amount of such Indebtedness into

          (b) the sum of the total of the products obtained by multiplying

             (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

             (2) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than, in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares otherwise required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

     Outstanding Notes were offered and sold to qualified institutional buyers ("QIBs") in reliance on Rule 144A ("Restricted Global Notes") or, if offered and sold in offshore transactions, in reliance on Regulation S ("Regulation S Global Notes"), in registered, global form, without interest coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Regulation S Global Notes were deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream. The Restricted Global Notes were deposited with the Trustee as custodian for, and each registered in the name of a nominee of, DTC.

     The Outstanding Notes were issued in definitive, fully registered form and are subject to certain restrictions on transfer set forth in the Outstanding Notes.

     Ownership of beneficial interests in a Restricted Global Note or a Regulation S Global Note is limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Restricted Global Note or a Regulation S Global
Note is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Clearstream or Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     Exchange Notes issued in exchange for Outstanding Notes originally offered and sold (1) to QIBs in reliance on Rule 144A under the Securities Act or (2) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Exchange Global Note" and together with the Restricted Global Notes and the Regulation S Global Notes, the "Global Notes"), which will be registered in the name DTC, or its nominee, on behalf of persons who receive Exchange Notes represented thereby for credit to the respective accounts of such persons, or to such other accounts as they may direct at DTC.

     Exchange Notes issued in exchange for Outstanding Notes will be issued, upon request, in fully registered form, but otherwise such holders will only be entitled to registration of their respective Exchange Notes in book-entry form under the Exchange Global Note.

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

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither DMC, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     DMC expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. DMC also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     DMC expects that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Notes in registered form without interest coupons ("Certificated Notes"), which it will distribute to its participants and which may be subject to transfer restrictions.

     DMC understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither DMC nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by DMC within 90 days, DMC will issue Certificated Notes, which may be subject to transfer restrictions, in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may be subject to transfer restrictions in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

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

                      DESCRIPTION OF EXISTING INDEBTEDNESS

THE CREDIT FACILITY

     On December 20, 2002, we entered into a new credit facility with Bank of America, N.A., JPMorgan Chase Bank, Morgan Stanley Senior Funding, Inc., UBS AG, Stamford Branch and other lenders as part of the financing. The credit facility consists of a Term A loan in the initial principal amount of $195 million, a Term B loan in the initial principal amount of $705.0 million and E44.0 million ($45.0 million U.S. dollar equivalent on December 20, 2002) and a revolving credit facility with a maximum commitment amount of $300.0 million.

  INTEREST RATES; FEES

     The initial interest rates per annum applicable to amounts outstanding under the Term A loan and the revolving credit facility are, at DMC's option, either (a) the alternate base rate as defined in the credit facility plus 2.50% per annum, known as the applicable base rate margin, or (b) the reserve adjusted LIBOR rate as defined in the credit facility plus 3.50% per annum, known as the applicable LIBOR rate margin. The applicable base rate margin and applicable LIBOR rate margin may be adjusted periodically based on DMC's leverage ratio.

     The initial interest rates on amounts on the Term B loan are, at DMC's option, either (a) the alternate base rate as defined in the credit facility plus 2.75% per annum, or (b) the reserve adjusted LIBOR rate as defined in the credit facility plus 3.75% per annum.

     The revolving credit facility provides for a letter of credit sublimit in an amount of $85 million and a "swingline" sublimit of $25 million (representing funds that may be borrowed with only limited advance notice). At April 27, 2003, borrowings under the revolving credit facility were $0.0 million, and at July 27, 2003 were $34.9 million. To maintain availability of funds under the facility, we pay a 0.50% commitment fee on the unused portion of the revolving credit facility.

     At April 27, 2003, the outstanding principal amount of the Term A loan was $168.4 million and the interest rate payable was approximately 4.82%. At April 27, 2003, the outstanding principal amount of the Term B loans was $665.7 million and E43.0 million and the interest rates payable on the U.S. dollar-denominated Term B loan and the Euro-denominated Term B loan were 5.06% and 6.30%, respectively. At April 27, 2003, the Term B loan included Euro denominated term loan obligations totaling $47.5 million (U.S. dollar equivalent on April 27, 2003). On January 24, 2003, DMC entered into a U.S. Dollar/Euro currency swap, as an economic hedge of the periodic Euro denominated principal and interest payments on the applicable portion of the Term B loan debt.

     On April 25, 2003, DMC made a voluntary prepayment in the total amount of $65.1 million with respect the Term A and Term B term loans, allocated as follows: $26.6 to principal with respect to the Term A loan, $37.5 and 0.9 Euros to principal with respect to the Term B loan, and $0.8 to a prepayment premium payable to the Term B loan lenders.

     DMC is required to pay the lenders under the revolving credit facility an initial commitment fee equal to 0.50% per annum, payable quarterly in arrears, on the unused portion of such facility. DMC is also be required to pay the lenders under the revolving credit facility initial letter of credit fees equal to 3.50% per annum with respect to standby letters of credit and 3.00% per annum with respect to commercial letters of credit, as well as any additional fees payable to the bank issuing such letters of credit. The letter of credit fees may be adjusted periodically based on DMC's leverage ratio.

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  AMORTIZATION; PREPAYMENTS

     The revolving credit facility matures, and the commitments under the facility terminate, six years after the closing of the credit facility. The term loans amortize as set forth below:

                    AMORTIZATION SCHEDULE OF THE TERM LOANS
                            (% OF PRINCIPAL AMOUNT)

                                 YEAR 1   YEAR 2   YEAR 3   YEAR 4   YEAR 5   YEAR 6   YEAR 7   YEAR 8
                                 ------   ------   ------   ------   ------   ------   ------   ------
$195 million Term A loan.......     --      10%      15%      20%      25%      30%       --      --
$750 million Term B loan.......      1%      1%       1%       1%       1%       1%        1%     93%

     Under specific circumstances, we are required to prepay the outstanding amounts under the term loans and (after the term loans have been prepaid in full) the revolving credit facility from excess cash flow (commencing in 2004), asset sales and issuances of debt. Amounts under the credit facility may be prepaid at our option without premium or penalty, except that there will be prepayment premiums of 200 basis points and 100 basis points, respectively, applicable to voluntary prepayments of the Term B loan for the first and second years after the closing date of the credit facility.

  GUARANTEES AND COLLATERAL

     DMFC and each subsidiary guarantor has guaranteed DMC's obligations under the credit facility. DMC's obligations under the credit facility are secured by a lien on substantially all of DMC's assets. The obligations of each subsidiary guarantor are secured by a lien on substantially all of each such subsidiary guarantor's assets. DMFC's obligations are secured by a pledge of the stock of DMC.

  COVENANTS

     Under the terms of the credit facility, we are required to meet financial tests, including a maximum ratio of total average indebtedness to EBITDA, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, we agreed to covenant that, among other things, we will limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in loan agreements. The credit facility requires us to maintain customary interest rate protection agreements.

  EVENTS OF DEFAULT

     The credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-accelerations, certain events of bankruptcy and insolvency, certain ERISA-related events, material unsatisfied judgments, failure of any guaranty or security agreement supporting our obligations under the credit facility to be in full force and effect and change of control.

THE EXISTING NOTES

     On May 15, 2001, DMC sold $300.0 million aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2011, which are referred to in this prospectus as the "existing notes." Upon completion of the merger with SKF, we assumed the existing notes pursuant to a supplemental indenture executed in compliance with the terms of the existing notes. The following is a summary of the existing notes.

     Interest on the existing notes is due on May 15 and November 15 of each year, and the maturity date of the existing notes is May 15, 2011.

     The existing notes are general unsecured obligations of DMC and are subordinated in right of payment to all of DMC's existing and future senior debt. The existing notes rank pari passu with all of DMC's present and future senior subordinated indebtedness (including the outstanding notes) and rank senior to all other subordinated indebtedness of DMC. The obligations of DMC under the existing notes are guaranteed by

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

DMFC. The existing notes are guaranteed by each of our U.S. subsidiaries that has guaranteed the outstanding notes.

     The existing notes are redeemable, in whole or in part, at DMC's option on or after May 15, 2006. The existing notes also are redeemable, subject to specified conditions and limitations, at DMC's option in connection with certain equity offerings and in connection with specific changes of control. The redemption price for the optional redemptions described above generally includes principal, accrued interest and a specified prepayment premium. In addition, upon certain asset sales and changes of control, DMC is required to make an offer to repurchase the existing notes at principal, accrued interest and (in the case of changes of control) a specified prepayment premium.

     The indenture governing the existing notes contains covenants that limit DMFC's and DMC's ability and the ability of DMC's material subsidiaries to, among other things:

     - incur liens or additional indebtedness, including indebtedness that is subordinate in right of payment to any senior debt and senior in right of payment to the existing notes;

     - pay dividends or make other specified restricted payments;

     - consummate asset sales or enter into specified transactions with affiliates; and

     - merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets.

     The existing notes contain customary events of default, including payment defaults, covenant defaults, cross-defaults and cross-accelerations, events of bankruptcy and insolvency and material unsatisfied judgments.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of United States federal income tax consequences associated with the exchange of the outstanding notes for the exchange notes and of the ownership and disposition of the exchange notes. This discussion applies only to a beneficial owner of an outstanding note who acquired such note at the initial offering, who acquires an exchange note pursuant to the exchange offer, and who holds the exchange note as a capital asset. The tax consequences described below are based upon current provisions of the Internal Revenue Code of 1986, referred to in this section as the "Code", applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed below.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders that may be subject to special tax treatment (including insurance companies, pass-through entities, tax exempt organizations, financial institutions and broker-dealers, dealers in securities, traders in securities that have elected to apply a mark-to-market method of accounting, and holders that hold the notes as part of a hedge, straddle, conversion transaction or other risk reduction or constructive sale transaction). Nor does it address alternative minimum taxes or state, local, foreign or estate taxes. We will not seek a ruling from the Internal Revenue Service, or the IRS, with respect to any of the matters discussed in this prospectus and there can be no assurance that the IRS will not challenge one or more of the tax consequences described below. If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your tax advisor.

     Prospective holders of exchange notes are urged to consult their tax advisors regarding the United States federal income tax consequences of acquiring, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

CONSEQUENCES TO U.S. HOLDERS

     The following discussion applies to U.S. Holders of the exchange notes. As used in this discussion, the term "U.S. Holder" means a beneficial owner of the exchange notes that is for United States federal income tax purposes:

     - an individual who is a citizen or resident of the United States,

     - a corporation or other entity treated as a corporation that is created or organized in the United States or under the laws of the United States or of any political subdivision thereof,

     - an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or

     - a trust, if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) certain trusts that were in existence before August 20, 1996, were treated as United States persons before such date, and have elected to continue to be treated as such.

  THE EXCHANGE OFFER

     The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be treated as a taxable exchange for United States federal income tax purposes. Rather, any exchange notes received by you will be treated as a continuation of your investment in the outstanding notes. As a result, there will be no United States federal income tax consequences to you resulting from the exchange offer. In addition, you will have the same adjusted basis and holding period in the exchange notes as you had in the outstanding notes immediately prior to the exchange.

  DISPOSITION OF THE EXCHANGE NOTES

     A U.S. Holder will recognize capital gain or loss on the sale, exchange or other taxable disposition of exchange notes (including a redemption for cash) in an amount equal to the difference between the amount realized by such U.S. Holder on such disposition (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously includible in income) and such U.S. holder's adjusted tax basis in such exchange notes. A U.S. Holder's adjusted tax basis in the exchange notes be the holder's purchase price for the outstanding notes exchanged therefor. Any gain or loss will be long-term capital gain or loss if, at the time of the disposition of the exchange note, the U.S. Holder's holding period for the note is more than one year. The deductibility of net capital losses is subject to certain limitations.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     When required, amounts paid on or with respect to the exchange notes during each calendar year and the amount of tax, if any, withheld from such payments will be reported to you and the IRS. A backup withholding tax will apply to payments made to you on or with respect to the exchange notes if you have not provided and do not provide your taxpayer identification number or certification of exempt status (such as certification of corporate status) or have been notified by the IRS that you are subject to backup withholding.

     Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS on a timely basis.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion applies to Non-U.S. Holders of the exchange notes. As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of the exchange notes that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as partnerships, "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  THE EXCHANGE OFFER

     The tax consequences of the exchange offer to a Non-U.S. Holder is the same as that described above in connection with a U.S. Holder.

PAYMENT OF INTEREST

     Stated interest payable on the exchange notes generally will be included in the gross of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. You will not be subject to United States federal withholding tax in respect of interest income on the notes if the interest qualifies for the portfolio interest exemption. This will be the case if:

     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

     - you provide to us or our paying agent the appropriate certification. This certification requirement is satisfied if" (a) provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person, or (b) a financial institution holding the notes on your behalf either (1) certifies, under penalty of perjury, that it has received an IRS

       Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy or (2) complies with one of the alternatives set forth in the Treasury Regulations for "qualified intermediaries."

     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest on a net income basis (although exempt from the 30% withholding tax, provided you satisfy certification and disclosure requirements discussed above) in the same manner as a U.S. Holder. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any interest income that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the United States and you claim the benefit of the treaty by properly submitting an Internal Revenue Service Form W-8BEN. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in earnings and profits if so effectively connected.

SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF NOTES

     Any gain realized on the sale, exchange, redemption, or other taxable disposition of notes generally (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

     - that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States, or

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

     If the gain on the disposition of the note is effectively connected with your conduct of a trade or business in the United States, you will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the United States and you claim the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, if you are a foreign corporation that is engaged in a trade or business or has a permanent establishment in the United States, you may be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the amount by which United States source capital gains exceed United States source capital losses.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the exchange notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

     In general, you will not be subject to information reporting and backup withholding with respect to interest payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and we have received from you the statement described above.

     In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS on a timely basis.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the exchange notes offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco and Los Angeles, California.

                                    EXPERTS

     The combined financial statements of SKF at May 1, 2002 and May 2, 2001 and for each of the two years in the period ended May 1, 2002, have been incorporated by reference in this prospectus in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of DMFC as of April 27, 2003 and for the year then ended and the consolidated financial statements of pre-merger DMFC as of June 30, 2002 and 2001 and for each of the years in the three-year period ended June 30, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE REGISTRANTS

     The following registrants are corporations incorporated in the State of
Delaware: DMFC, DMC, Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc. and Mike Mac IHC, Inc.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's personal liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

  DMC

     DMC's Certificate of Incorporation generally provides that DMC will indemnify each of its directors and officers to the fullest extent permitted by DGCL and may indemnify certain other persons as authorized by the DGCL. Article Seventh of DMC's Certificate of Incorporation provides that DMC will indemnify to the fullest extent permitted by the DGCL, and advance expenses to, any person who is or was a director or officer of DMC or, while a director or officer of DMC, is or was serving at the request of DMC as a director, officer, employee or agent of another corporation or other enterprise. DMC shall not be required to indemnify any person in connection with a proceeding commenced by such person if the commencement of such proceeding was not authorized by DMC's Board of Directors. The foregoing right of indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. DMC's Certificate of Incorporation also provides for the elimination of a director's liability to DMC and its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of DMC shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Article VII of DMC's Bylaws provides that DMC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of DMC) by reason of the fact that he is or was a director or officer of DMC, or, while a director or officer of DMC, is or was serving at the request of DMC as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of DMC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws further provide in Article VII that DMC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.

     All of DMC's directors and officers will be covered by insurance policies maintained by DMC against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

  DMFC

     DMFC's Amended and Restated Certificate of Incorporation generally provides that DMFC will indemnify each of its directors and officers to the fullest extent permitted by the DGCL and may indemnify certain other persons as authorized by the DGCL. Article X of DMFC's Amended and Restated Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of DMFC or, while a director or officer of DMFC, is or was serving at DMFC's request as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by DMFC to the fullest extent authorized by the DGCL, as the same exists or may be amended. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article X of DMFC's Amended and Restated Certificate of Incorporation also provides for the elimination of a director's liability to DMFC and its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit.

  MIKE MAC IHC, INC.

     Article IV of Mike Mac IHC, Inc.'s ("Mike Mac") Certificate of Incorporation provides that it shall indemnify to the fullest extent permitted by the DGCL any current or former director or officer of Mike Mac, and may, at the discretion of the board of directors, indemnify any current or former employee or agent of Mike Mac against all expenses, judgements, fines and amounts paid in settlement in connection with any threatened, pending, or completed action, suit or proceeding to which he was, is, or is threatened to be made a party by reason of the fact that he is or was serving at the request of Mike Mac as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise.

  STAR-KIST MAURITIUS, INC.

     Article 7, Section 7 of the Star-Kist Mauritius, Inc. Certificate of Incorporation provides that it shall indemnify its officer, directors, employees and agents to the extent permitted by the DGCL.

CALIFORNIA REGISTRANT

  STAR-KIST SAMOA, INC.

     Star-Kist Samoa, Inc. is incorporated under the laws of the State of California. Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     Reference is made to the Placement Agreement, which is filed as Exhibit 1.1, pursuant to which the underwriters agree to indemnify the directors and certain officers of DMC, DMFC and other persons in certain circumstances.

     The directors and officers of all registrants will be covered by insurance policies for certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

ITEM 21.  EXHIBITS

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1.1    Placement Agreement, dated December 12, 2002, by and among
          Del Monte Corporation, Del Monte Foods Company, H. J. Heinz
          Finance Company, Morgan Stanley & Co. Incorporated, J. P.
          Morgan Securities Inc., Banc of America Securities LLC, UBS
          Warburg LLC, BMO Nesbitt Burns Corp., Fleet Securities,
          Inc., Fortis Investment Securities LLC and SunTrust Capital
          Markets, Inc. (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended April 27,
          2003 (the "2003 Form 10-K"))
   2.1    Agreement and Plan of Merger, dated June 12, 2002, by and
          among H. J. Heinz Company, SKF Foods Inc., Del Monte Foods
          Company and Del Monte Corporation (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration
          Statement on Form S-4/A No. 333-98827, filed November 19,
          2002 (the "2002 Form S-4")).
   3.1    Certificate of Incorporation of Del Monte Corporation.
   3.2    Bylaws of Del Monte Corporation.
   3.3    Amended and Restated Certificate of Incorporation of Del
          Monte Foods Company (incorporated by reference to Exhibit
          3.1 to the 2002 Form S-4).
   3.4    Amended and Restated Bylaws of Del Monte Foods Company
          (incorporated by reference to Exhibit 3.2 to the 2002 Form
          S-4).
   3.5    Articles of Incorporation of Star-Kist Samoa, Inc.
   3.6    Bylaws of Star-Kist Samoa, Inc.
   3.7    Certificate of Incorporation of Marine Trading Pacific, Inc.
   3.8    Bylaws of Marine Trading Pacific, Inc.
   3.9    Certificate of Incorporation of Star-Kist Mauritius, Inc.
   3.10   Bylaws of Star-Kist Mauritius, Inc.
   3.11   Certificate of Incorporation of Mike Mac IHC, Inc.
   3.12   Bylaws of Mike Mac IHC, Inc.
   4.1    Indenture, dated May 15, 2001, among Del Monte Corporation, as issuer of 9 1/4% Senior Subordinated Notes due 2011, Del
          Monte Foods Company, as guarantor, and Bankers Trust
          Company, a New York banking corporation, as Trustee
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement on Form S-4 No. 333-64802, filed July
          10, 2001 (the "2001 Form S-4")).
   4.2    First Supplemental Indenture, dated December 20, 2002, by
          and among SKF Foods, Inc., as Issuer, Del Monte Foods
          Company, as Guarantor and Deutsche Bank Trust Company
          Americas (formerly Bankers Trust Company), as trustee, under the Indenture dated May 15, 2001 providing for the issuance of 9 1/4% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form
          10-Q for the period ended January 29, 2003 (the "January
          2003 Form 10-Q")).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.3    Second Supplemental Indenture, dated December 20, 2002,
          among SKF Foods, Inc., as Issuer, Mike Mac IHC, Inc.,
          Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc. and Marine
          Trading (Pacific), Inc, as Guaranteeing Subsidiaries and
          Deutsche Bank Trust Company Americas (formerly Bankers Trust
          Company), as trustee, under the Indenture dated May 15, 2001 providing for the issuance of 9 1/4% Senior Subordinated
          Notes due 2011 (incorporated by reference to Exhibit 4.5 to the January 2003 Form 10-Q).
   4.4    Specimen form of Series B Global Note (incorporated by
          reference to Exhibit 4.2 to the 2001 Form S-4).
   4.5    Specimen form of Series B Regulation S Note (incorporated by reference to Exhibit 4.3 to the 2001 Form S-4).
   4.6    Supplemental Indenture, dated December 20, 2002, among SKF
          Foods Inc., as issuer of 8 5/8% Senior Subordinated Notes
          due 2012, Del Monte Foods Company, Marine Trading Pacific,
          Inc., Star-Kist Mauritius, Inc., Star-Kist Samoas, Inc.,
          Mike Mac IHC, Inc., and The Bank of New York, as Trustee
          (incorporated by reference to Exhibit 4.1 to January 2003
          Form 10-Q).
   4.7    Specimen form of 8 5/8% Senior Subordinated Notes due 2012
          (incorporated by reference to Exhibit 4.2 to the January
          2003 Form 10-Q).
   4.8    Registration Rights Agreement, dated December 20, 2002, by and among SKF Foods Inc., Del Monte Foods Company, Morgan
          Stanley & Co. Incorporated, J. P. Morgan Securities Inc.,
          Banc of America Securities LLC, UBS Warburg LLC, BMO Nesbitt
          Burns Corp., Fleet Securities, Inc., Fortis Investment
          Securities LLC and SunTrust Capital Markets, Inc.
          (incorporated by reference to Exhibit 4.3 to the January
          2003 Form 10-Q).
   4.9    Specimen Certificate for Del Monte Foods Company Common
          Stock (incorporated herein by reference to Exhibit 4.1 to
          Amendment No. 5 to the Registration Statement on Form S-1/A
          No. 333-48235, filed July 28, 1998).
   4.10   Stockholder Rights Agreement, dated June 12, 2002, by and
          between TPG Partners, L.P., TPG Parallel I, L.P. and Del
          Monte Foods Company (incorporated by reference to Exhibit
          4.7 to the 2002 Form S-4).
  +5.1    Opinion of Gibson, Dunn & Crutcher LLP.
  10.1    Credit Agreement, dated December 20, 2002, by and among SKF
          Foods Inc., Bank of America, N.A., as administrative agent, the other lenders party hereto, JPMorgan Chase Bank, as
          syndication agent, Harris Trust and Savings Bank, Morgan
          Stanley & Co. Incorporated and UBS Warburg LLC, as
          co-documentation agents (incorporated by reference to
          Exhibit 10.1 to the January 2003 Form 10-Q).
  10.2    Letter Amendment and Waiver, dated March 19, 2003, by and
          among Del Monte Corporation, Bank of America, N.A. as
          administrative agent and the banks, financial institutions and other institutional lenders parties to the Credit
          Agreement dated December 20, 2002 (incorporated by reference to Exhibit 10.44 of the 2003 Form 10-K).
  10.3    Letter Amendment and Waiver No. 2, dated April 23, 2003, by and among Del Monte Corporation, Bank of America, N.A. as
          administrative agent and the banks, financial institutions and other institutional lenders parties to the Credit
          Agreement dated December 20, 2002 (incorporated by reference to Exhibit 10.45 of the 2003 Form 10-K).
  10.4    Parent Guarantee Agreement, dated December 20, 2002, between
          Del Monte Foods Company and the Secured Parties as defined in the Credit Agreement dated December 20, 2002
          (incorporated by reference to Exhibit 10.2 to the January
          2003 Form 10-Q).
  10.5    Security Agreement, dated December 20, 2002, by and among
          Del Monte Corporation, Del Monte Foods Company, Mike Mac
          IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc.,
          Marine Trading (Pacific), Inc, and Bank of America, N.A., as
          collateral agent (incorporated by reference to Exhibit 10.3 to the January 2003 Form 10-Q).
  10.6    Separation Agreement, dated June 12, 2002, by and between
          H.J. Heinz Company and SKF Foods Inc. (incorporated by
          reference to Exhibit 99.2 to the 2002 Form S-4).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.7    Employee Benefits Agreement, dated June 12, 2002, by and
          between H.J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.3 to the 2002 Form S-4).
  10.8    Tax Separation Agreement among Del Monte Foods Company, H.J.
          Heinz Company, H.J. Heinz Company and SKF Foods Inc.
          (incorporated by reference to Exhibit 99.4 to the 2002 Form
          S-4).
  10.9    Transaction Advisory Agreement, dated April 18, 1997,
          between Del Monte Corporation and TPG Partners, L.P.
          (incorporated by reference to Exhibit 10.1 to the
          Registration Statement on Form S-4 No. 333-29079, filed June
          12, 1997 (the "DMC Registration Statement")).
  10.10   First Amendment to Transaction Advisory Agreement, dated
          June 13, 2002 (incorporated by reference to Exhibit 10.9 to the 2002 Form S-4).
  10.11   Adjacent Warehouse Space Lease Agreement, dated October 31,
          1995, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10
          (collectively, as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.12 to the
          Annual Report on Form 10-K for the year ended June 30, 2002
          (the "2002 Form 10-K")).
  10.12   First Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 28, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.13 of the 2002 Form 10-K).
  10.13   Second Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 31, 1996, among DELMO (PA) QRS
          11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord)
          and Del Monte Corporation (Tenant) (incorporated by
          reference to Exhibit 10.14 of the 2002 Form 10-K).
  10.14   Third Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 24, 1997, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.15 of the 2002 Form 10-K).
  10.15   Fourth Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 2001, among DELMO (PA) QRS 11-36
          and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.16 of the 2002 Form 10-K).
  10.16   Yakima Adjacent Warehouse Space Lease Agreement, dated
          October 24, 2001, between DELMO (PA) QRS 11-36 and DELMO
          (PA) QRS 12-10 (collectively as Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.17 of the 2002 Form 10-K).
  10.17   Office Lease, dated October 7, 1999 between TMG/One Market,
          L.P. and Crossmarket, LLC (Landlord) and Del Monte
          Corporation (Tenant) (confidential treatment has been
          requested as to portions of the Exhibit) (incorporated by
          reference to Exhibit 10.5 to the Quarterly Report on Form
          10-Q of Del Monte Foods Company for the period ended
          December 31, 1999 (the "December 1999 Form 10-Q")).
  10.18   First Amendment to Office Lease, dated April 30, 2000,
          between TMG/One Market, L.P. (Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.20 of the 2002 Form 10-K).
  10.19   Second Amendment to Office Lease, dated March 23, 2001,
          between TMG/One Market, L.P. and Crossmarket, LLC
          (collectively as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.21 of the
          2002 Form 10-K).
**10.20   Agreement for Information Technology Services, dated June
          30, 2002, between Del Monte Corporation and Electronic Data
          Systems Corporation and EDS Information Services LLC
          (incorporated by reference to Exhibit 10.23 to the 2002 Form
          10-K).
  10.21   Supply Agreement, dated August 13, 2002, between H.J. Heinz
          Company and Impress Metal Packaging Holdings, B.V.
          (incorporated by reference to Exhibit A to Impress Metal
          Packaging Holdings B.V.'s Annual Report on Form 20-F/A for
          the year ended December 31, 1999, File No. 333-7488).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.22   Assignment of Impress Supply Agreement, dated December 20,
          2002, between H.J. Heinz Company and Del Monte Foods Company
          (incorporated by reference to Exhibit 10.5 to the January
          2003 Form 10-Q).
  10.23   Supply Agreement, dated April 29, 2001, between Star-Kist
          Samoa, Inc. and Tri-Marine International, Inc. (incorporated by reference (incorporated by reference to Exhibit 10.6 to the January 2003 Form 10-Q).
  10.24   Supply Agreement between Del Monte Corporation and Silgan
          Containers Corporation, dated September 3, 1993, as amended
          (incorporated by reference to Exhibit 10.12 to the DMC
          Registration Statement).
  10.25   First Amendment to Supply Agreement, dated December 21,
          1993, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.26 to the 2002 Form 10-K).
  10.26   Second Amendment to Supply Agreement, dated May 12, 1994,
          between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.27 to the 2002 Form 10-K).
  10.27   Third Amendment to Supply Agreement, dated May 28, 1995,
          between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.28 to the 2002 Form 10-K).
**10.28   Fourth Amendment to Supply Agreement, dated November 5,
          1998, between Del Monte Corporation and Silgan Containers
          Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to
          Exhibit 10.29 to the 2002 Form 10-K).
**10.29   Fifth Amendment to Supply Agreement, dated November 5, 1998, between Del Monte Corporation and Silgan Containers
          Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to
          Exhibit 10.30 to the 2002 Form 10-K).
**10.30   Sixth Amendment to Supply Agreement, dated June 7, 2002,
          between Del Monte Corporation and Silgan Containers
          Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to
          Exhibit 10.31 to the 2002 Form 10-K).
  10.31   Retail Brokerage Agreement, dated July 1, 2001, between Del
          Monte Corporation and Advantage Sales and Marketing
          (incorporated by reference to Exhibit 10.32 to the 2002 Form
          10-K).
  10.32   Del Monte Foods Company 2002 Stock Incentive Plan, effective
          December 20, 2002 (incorporated by reference to Exhibit 10.7 to the January 2003 Form 10-Q).++
  10.33   Del Monte Foods Company 1998 Stock Incentive Plan (as
          amended through November 15, 2000) (incorporated by
          reference to Exhibit 4.2 to the Registration Statement on
          Form S-8 No. 333-52226, filed on December 20, 2000 (the
          "2000 Form S-8")).++
  10.34   Del Monte Foods Company Non-Employee Directors and
          Independent Contractors 1997 Stock Incentive Plan (as
          amended through November 15, 2000) (incorporated by
          reference to Exhibit 4.1 to the 2000 Form S-8).++
  10.35   Retention Plan (adopted October 24, 2000) (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form
          10-Q for the period ended December 31, 2000).++
  10.36   Del Monte Foods Annual Incentive Award Plan (amended and
          restated effective July 1, 2002) (incorporated by reference to Annex G to the 2002 Form S-4).++
  10.37   Additional Benefits Plan of Del Monte Corporation, effective
          January 1, 1996, as amended and restated (incorporated by
          reference to Exhibit 10.9 to the DMC Registration
          Statement).++
  10.38   Supplemental Benefits Plan of Del Monte Corporation,
          effective as of January 1, 1990, as amended as of January 1,
          1992 and May 30, 1996 (incorporated by reference to Exhibit
          10.10 to the DMC Registration Statement).++
  10.39   Del Monte Foods Company Employee Stock Purchase Plan
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement on Form S-8 No. 333-40867, filed
          November 24, 1997).++
  10.40   Del Monte Foods Company 1997 Stock Incentive Plan, as
          amended (incorporated by reference to Exhibit 10.2 to the
          December 1999 Form 10-Q).++

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.41   Del Monte Corporation AIAP Deferred Compensation Plan, dated
          October 14, 1999, effective July 1, 2000 (incorporated by
          reference to Exhibit 10.30 to the Annual Report on Form 10-K for the year ended June 30, 2000, File No. 001-14335 (the
          "2000 Form 10-K")).++
  10.42   Retention Agreement between Del Monte Corporation and David
          L. Meyers, dated November 1, 1991 (incorporated by reference to Exhibit 10.3 to the DMC Registration Statement).++
  10.43   First Amendment to Retention Agreement of David L. Meyers,
          dated March 28, 2002 (incorporated by reference to Exhibit
          10.43 to the 2002 Form 10-K).++
  10.44   Employment Agreement and Promissory Note of Richard G.
          Wolford (incorporated by reference to Exhibit 10.25 to the
          Annual Report on Form 10-K for the year ended June 30, 1998, filed September 22, 1998, File No. 001-14335 (the "1998 Form
          10-K")).++
  10.45   First Amendment to Employment Agreement of Richard G.
          Wolford, dated July 1, 1999 (incorporated by reference to
          Exhibit 10.45 to the 2002 Form 10-K). ++
  10.46   Second Amendment to Employment Agreement of Richard G.
          Wolford, dated March 26, 2002 (incorporated by reference to
          Exhibit 10.46 to the 2002 Form 10-K).++
  10.47   Employment Agreement and Promissory Note of Wesley J. Smith
          (incorporated by reference to Exhibit 10.26 to the 1998 Form
          10-K).++
  10.48   First Amendment to Employment Agreement of Wesley J. Smith,
          dated July 1, 1999 (incorporated by reference to Exhibit
          10.48 to the 2002 Form 10-K).++
  10.49   Second Amendment to Employment Agreement of Wesley J. Smith,
          dated March 26, 2002 (incorporated by reference to Exhibit
          10.49 to the 2002 Form 10-K).++
  10.50   Employment Agreement, dated April 2, 2002, between Del Monte
          Foods Company and Robert P. Magrann (incorporated by
          reference to Exhibit 10.50 to the 2002 Form 10-K).++
  10.51   Employment Agreement, dated March 28, 2002, between Del
          Monte Foods Company and Marc D. Haberman (incorporated by
          reference to Exhibit 10.51 to the 2002 Form 10-K).++
  12.1    Statement re Computation of Ratio of Earnings to Fixed
          Charges.
  21.1    Subsidiaries of Del Monte Foods Company (incorporated by
          reference to Exhibit 21 to the 2003 Form 10-K).
 +23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          5.1).
  23.2    Consent of KPMG LLP.
  23.3    Consent of PricewaterhouseCoopers LLP.
  24.1    Power of Attorney (see page II-10).
  25.1    Form T-1 Statement of Eligibility and Qualification of
          Bankers Trust Company as Trustee (incorporated by reference to Exhibit 25.1 to the 2001 Form S-4).
  25.2    Form T-1 Statement of Eligibility and Qualification of The
          Bank of New York as Trustee.
 +99.1    Form of Letter of Transmittal.
 +99.2    Form of Notice of Guaranteed Delivery.

---------------

 + To be filed by amendment.

++ Indicates a management contract or compensatory plan or arrangement.

** Confidential treatment has been requested as to certain portions of exhibit.

ITEM 22.  UNDERTAKINGS

     (i) The registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the DMFC's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants, pursuant to applicable law, the registrants' Certificate of Incorporation or Articles of Incorporation, as the case may be, the registrants' Bylaws, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (iii) The registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (iv) The registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Del Monte Foods Company and Del Monte Corporation have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, as of August 8, 2003.

                                          By:    /s/ RICHARD G. WOLFORD
                                            ------------------------------------
                                                     Richard G. Wolford
                                            Chairman of the Board, President and
                                             Chief Executive Officer; Director,
                                                  Del Monte Foods Company

                                            Chairman of the Board, President and
                                             Chief Executive Officer; Director,
                                                   Del Monte Corporation

     Pursuant to the requirements of the Securities Act of 1933, Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc. and Mike Mac IHC, Inc. have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, as of August 8, 2003.

                                          By:      /s/ DAVID L. MEYERS
                                            ------------------------------------
                                                      David L. Meyers
                                                  President and Director,
                                                   Star-Kist Samoa, Inc.

                                                  President and Director,
                                                Marine Trading Pacific, Inc.

                                                  President and Director,
                                                 Star-Kist Mauritius, Inc.

                                                  President and Director,
                                                     Mike Mac IHC, Inc.

                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints James Potter and David L. Meyers, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

              /s/ RICHARD G. WOLFORD                       Chairman of the Board,         August 8, 2003
 ------------------------------------------------      President and Chief Executive
                Richard G. Wolford                                Officer;
                                                       Director (Principal Executive
                                                                 Officer),
                                                          Del Monte Foods Company


                                                           Chairman of the Board,
                                                       President and Chief Executive
                                                                  Officer;
                                                       Director (Principal Executive
                                                                 Officer),
                                                           Del Monte Corporation

               /s/ DAVID L. MEYERS                       Executive Vice President,        August 8, 2003
 ------------------------------------------------    Administration and Chief Financial
                 David L. Meyers                        Officer (Principal Financial
                                                                 Officer),
                                                          Del Monte Foods Company


                                                         Executive Vice President,
                                                     Administration and Chief Financial
                                                        Officer (Principal Financial
                                                                 Officer),
                                                           Del Monte Corporation

                                                           President and Director
                                                       (Principal Executive Officer),
                                                           Star-Kist Samoa, Inc.

                                                           President and Director
                                                       (Principal Executive Officer),
                                                        Marine Trading Pacific, Inc.

                                                           President and Director
                                                       (Principal Executive Officer),
                                                         Star-Kist Mauritius, Inc.

                                                           President and Director
                                                       (Principal Executive Officer),
                                                             Mike Mac IHC, Inc

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

              /s/ RICHARD L. FRENCH                        Senior Vice President          August 8, 2003
 ------------------------------------------------       and Chief Accounting Officer
                Richard L. French                     (Principal Accounting Officer),
                                                          Del Monte Foods Company


                                                           Senior Vice President,
                                                        Chief Accounting Officer and
                                                                 Controller
                                                      (Principal Accounting Officer),
                                                           Del Monte Corporation

                                                               Vice President
                                                        and Chief Accounting Officer
                                                      (Principal Accounting Officer),
                                                           Star-Kist Samoa, Inc.

                                                               Vice President
                                                        and Chief Accounting Officer
                                                      (Principal Accounting Officer),
                                                        Marine Trading Pacific, Inc.

                                                               Vice President
                                                        and Chief Accounting Officer
                                                      (Principal Accounting Officer),
                                                         Star-Kist Mauritius, Inc.

                                                               Vice President
                                                        and Chief Accounting Officer
                                                      (Principal Accounting Officer),
                                                             Mike Mac IHC, Inc.

              /s/ SAMUEL H. ARMACOST                 Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                Samuel H. Armacost

                                                      Director, Del Monte Corporation

               /s/ TIMOTHY G. BRUER                  Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                 Timothy G. Bruer

                                                      Director, Del Monte Corporation

              /s/ MARY R. HENDERSON                  Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                Mary R. Henderson

                                                      Director, Del Monte Corporation

              /s/ GERALD E. JOHNSTON                 Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                Gerald E. Johnston

                                                      Director, Del Monte Corporation

              /s/ TERENCE D. MARTIN                  Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                Terence D. Martin

                                                      Director, Del Monte Corporation

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


                /s/ JOE L. MORGAN                    Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                  Joe L. Morgan

                                                      Director, Del Monte Corporation

               /s/ WILLIAM S. PRICE                  Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                 William S. Price


                                                      Director, Del Monte Corporation

              /s/ DAVID R. WILLIAMS                  Director, Del Monte Foods Company    August 8, 2003
 ------------------------------------------------
                David R. Williams

                                                      Director, Del Monte Corporation

              /s/ THOMAS E. GIBBONS                   Vice President, Chief Financial     August 8, 2003
 ------------------------------------------------                 Officer,
                Thomas E. Gibbons                          Treasurer and Director
                                                       (Principal Financial Officer),
                                                           Star-Kist Samoa, Inc.


                                                      Vice President, Chief Financial
                                                      Officer, Treasurer and Director
                                                       (Principal Financial Officer),
                                                        Marine Trading Pacific, Inc.

                                                      Vice President, Chief Financial
                                                      Officer, Treasurer and Director
                                                       (Principal Financial Officer),
                                                         Star-Kist Mauritius, Inc.

                                                          Chief Financial Officer,
                                                           Treasurer and Director
                                                       (Principal Financial Officer),
                                                             Mike Mac IHC, Inc.

                 /s/ JAMES POTTER                     Director, Star-Kist Samoa, Inc.     August 8, 2003
 ------------------------------------------------
                   James Potter

                                                     Director, Marine Trading Pacific,
                                                                    Inc.

                                                       Director, Star-Kist Mauritius,
                                                                    Inc.

                                                        Director, Mike Mac IHC, Inc.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1.1    Placement Agreement, dated December 12, 2002, by and among
          Del Monte Corporation, Del Monte Foods Company, H. J. Heinz
          Finance Company, Morgan Stanley & Co. Incorporated, J. P.
          Morgan Securities Inc., Banc of America Securities LLC, UBS
          Warburg LLC, BMO Nesbitt Burns Corp., Fleet Securities,
          Inc., Fortis Investment Securities LLC and SunTrust Capital
          Markets, Inc. (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended April 27,
          2003 (the "2003 Form 10-K"))
   2.1    Agreement and Plan of Merger, dated June 12, 2002, by and
          among H. J. Heinz Company, SKF Foods Inc., Del Monte Foods
          Company and Del Monte Corporation (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration
          Statement on Form S-4/A No. 333-98827, filed November 19,
          2002 (the "2002 Form S-4")).
   3.1    Certificate of Incorporation of Del Monte Corporation.
   3.2    Bylaws of Del Monte Corporation.
   3.3    Amended and Restated Certificate of Incorporation of Del
          Monte Foods Company (incorporated by reference to Exhibit
          3.1 to the 2002 Form S-4).
   3.4    Amended and Restated Bylaws of Del Monte Foods Company
          (incorporated by reference to Exhibit 3.2 to the 2002 Form
          S-4).
   3.5    Articles of Incorporation of Star-Kist Samoa, Inc.
   3.6    Bylaws of Star-Kist Samoa, Inc.
   3.7    Certificate of Incorporation of Marine Trading Pacific, Inc.
   3.8    Bylaws of Marine Trading Pacific, Inc.
   3.9    Certificate of Incorporation of Star-Kist Mauritius, Inc.
   3.10   Bylaws of Star-Kist Mauritius, Inc.
   3.11   Certificate of Incorporation of Mike Mac IHC, Inc.
   3.12   Bylaws of Mike Mac IHC, Inc.
   4.1    Indenture, dated May 15, 2001, among Del Monte Corporation, as issuer of 9 1/4% Senior Subordinated Notes due 2011, Del
          Monte Foods Company, as guarantor, and Bankers Trust
          Company, a New York banking corporation, as Trustee
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement on Form S-4 No. 333-64802, filed July
          10, 2001 (the "2001 Form S-4")).
   4.2    First Supplemental Indenture, dated December 20, 2002, by
          and among SKF Foods, Inc., as Issuer, Del Monte Foods
          Company, as Guarantor and Deutsche Bank Trust Company
          Americas (formerly Bankers Trust Company), as trustee, under the Indenture dated May 15, 2001 providing for the issuance of 9 1/4% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form
          10-Q for the period ended January 29, 2003 (the "January
          2003 Form 10-Q")).
   4.3    Second Supplemental Indenture, dated December 20, 2002,
          among SKF Foods, Inc., as Issuer, Mike Mac IHC, Inc.,
          Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc. and Marine
          Trading (Pacific), Inc, as Guaranteeing Subsidiaries and
          Deutsche Bank Trust Company Americas (formerly Bankers Trust
          Company), as trustee, under the Indenture dated May 15, 2001 providing for the issuance of 9 1/4% Senior Subordinated
          Notes due 2011 (incorporated by reference to Exhibit 4.5 to the January 2003 Form 10-Q).
   4.4    Specimen form of Series B Global Note (incorporated by
          reference to Exhibit 4.2 to the 2001 Form S-4).
   4.5    Specimen form of Series B Regulation S Note (incorporated by reference to Exhibit 4.3 to the 2001 Form S-4).
   4.6    Supplemental Indenture, dated December 20, 2002, among SKF
          Foods Inc., as issuer of 8 5/8% Senior Subordinated Notes
          due 2012, Del Monte Foods Company, Marine Trading Pacific,
          Inc., Star-Kist Mauritius, Inc., Star-Kist Samoas, Inc.,
          Mike Mac IHC, Inc., and The Bank of New York, as Trustee
          (incorporated by reference to Exhibit 4.1 to January 2003
          Form 10-Q).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.7    Specimen form of 8 5/8% Senior Subordinated Notes due 2012
          (incorporated by reference to Exhibit 4.2 to the January
          2003 Form 10-Q).
   4.8    Registration Rights Agreement, dated December 20, 2002, by and among SKF Foods Inc., Del Monte Foods Company, Morgan
          Stanley & Co. Incorporated, J. P. Morgan Securities Inc.,
          Banc of America Securities LLC, UBS Warburg LLC, BMO Nesbitt
          Burns Corp., Fleet Securities, Inc., Fortis Investment
          Securities LLC and SunTrust Capital Markets, Inc.
          (incorporated by reference to Exhibit 4.3 to the January
          2003 Form 10-Q).
   4.9    Specimen Certificate for Del Monte Foods Company Common
          Stock (incorporated herein by reference to Exhibit 4.1 to
          Amendment No. 5 to the Registration Statement on Form S-1/A
          No. 333-48235, filed July 28, 1998).
   4.10   Stockholder Rights Agreement, dated June 12, 2002, by and
          between TPG Partners, L.P., TPG Parallel I, L.P. and Del
          Monte Foods Company (incorporated by reference to Exhibit
          4.7 to the 2002 Form S-4).
  +5.1    Opinion of Gibson, Dunn & Crutcher LLP.
  10.1    Credit Agreement, dated December 20, 2002, by and among SKF
          Foods Inc., Bank of America, N.A., as administrative agent, the other lenders party hereto, JPMorgan Chase Bank, as
          syndication agent, Harris Trust and Savings Bank, Morgan
          Stanley & Co. Incorporated and UBS Warburg LLC, as
          co-documentation agents (incorporated by reference to
          Exhibit 10.1 to the January 2003 Form 10-Q).
  10.2    Letter Amendment and Waiver, dated March 19, 2003, by and
          among Del Monte Corporation, Bank of America, N.A. as
          administrative agent and the banks, financial institutions and other institutional lenders parties to the Credit
          Agreement dated December 20, 2002 (incorporated by reference to Exhibit 10.44 of the 2003 Form 10-K).
  10.3    Letter Amendment and Waiver No. 2, dated April 23, 2003, by and among Del Monte Corporation, Bank of America, N.A. as
          administrative agent and the banks, financial institutions and other institutional lenders parties to the Credit
          Agreement dated December 20, 2002 (incorporated by reference to Exhibit 10.45 of the 2003 Form 10-K).
  10.4    Parent Guarantee Agreement, dated December 20, 2002, between
          Del Monte Foods Company and the Secured Parties as defined in the Credit Agreement dated December 20, 2002
          (incorporated by reference to Exhibit 10.2 to the January
          2003 Form 10-Q).
  10.5    Security Agreement, dated December 20, 2002, by and among
          Del Monte Corporation, Del Monte Foods Company, Mike Mac
          IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc.,
          Marine Trading (Pacific), Inc, and Bank of America, N.A., as
          collateral agent (incorporated by reference to Exhibit 10.3 to the January 2003 Form 10-Q).
  10.6    Separation Agreement, dated June 12, 2002, by and between
          H.J. Heinz Company and SKF Foods Inc. (incorporated by
          reference to Exhibit 99.2 to the 2002 Form S-4).
  10.7    Employee Benefits Agreement, dated June 12, 2002, by and
          between H.J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.3 to the 2002 Form S-4).
  10.8    Tax Separation Agreement among Del Monte Foods Company, H.J.
          Heinz Company, H.J. Heinz Company and SKF Foods Inc.
          (incorporated by reference to Exhibit 99.4 to the 2002 Form
          S-4).
  10.9    Transaction Advisory Agreement, dated April 18, 1997,
          between Del Monte Corporation and TPG Partners, L.P.
          (incorporated by reference to Exhibit 10.1 to the
          Registration Statement on Form S-4 No. 333-29079, filed June
          12, 1997 (the "DMC Registration Statement")).
  10.10   First Amendment to Transaction Advisory Agreement, dated
          June 13, 2002 (incorporated by reference to Exhibit 10.9 to the 2002 Form S-4).
  10.11   Adjacent Warehouse Space Lease Agreement, dated October 31,
          1995, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10
          (collectively, as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.12 to the
          Annual Report on Form 10-K for the year ended June 30, 2002
          (the "2002 Form 10-K")).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.12   First Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 28, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.13 of the 2002 Form 10-K).
  10.13   Second Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 31, 1996, among DELMO (PA) QRS
          11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord)
          and Del Monte Corporation (Tenant) (incorporated by
          reference to Exhibit 10.14 of the 2002 Form 10-K).
  10.14   Third Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated June 24, 1997, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.15 of the 2002 Form 10-K).
  10.15   Fourth Amendment to the Adjacent Warehouse Space Lease
          Agreement, dated October 2001, among DELMO (PA) QRS 11-36
          and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del
          Monte Corporation (Tenant) (incorporated by reference to
          Exhibit 10.16 of the 2002 Form 10-K).
  10.16   Yakima Adjacent Warehouse Space Lease Agreement, dated
          October 24, 2001, between DELMO (PA) QRS 11-36 and DELMO
          (PA) QRS 12-10 (collectively as Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.17 of the 2002 Form 10-K).
  10.17   Office Lease, dated October 7, 1999 between TMG/One Market,
          L.P. and Crossmarket, LLC (Landlord) and Del Monte
          Corporation (Tenant) (confidential treatment has been
          requested as to portions of the Exhibit) (incorporated by
          reference to Exhibit 10.5 to the Quarterly Report on Form
          10-Q of Del Monte Foods Company for the period ended
          December 31, 1999 (the "December 1999 Form 10-Q")).
  10.18   First Amendment to Office Lease, dated April 30, 2000,
          between TMG/One Market, L.P. (Landlord) and Del Monte
          Corporation (Tenant) (incorporated by reference to Exhibit
          10.20 of the 2002 Form 10-K).
  10.19   Second Amendment to Office Lease, dated March 23, 2001,
          between TMG/One Market, L.P. and Crossmarket, LLC
          (collectively as Landlord) and Del Monte Corporation
          (Tenant) (incorporated by reference to Exhibit 10.21 of the
          2002 Form 10-K).
**10.20   Agreement for Information Technology Services, dated June
          30, 2002, between Del Monte Corporation and Electronic Data
          Systems Corporation and EDS Information Services LLC
          (incorporated by reference to Exhibit 10.23 to the 2002 Form
          10-K).
  10.21   Supply Agreement, dated August 13, 2002, between H.J. Heinz
          Company and Impress Metal Packaging Holdings, B.V.
          (incorporated by reference to Exhibit A to Impress Metal
          Packaging Holdings B.V.'s Annual Report on Form 20-F/A for
          the year ended December 31, 1999, File No. 333-7488).
  10.22   Assignment of Impress Supply Agreement, dated December 20,
          2002, between H.J. Heinz Company and Del Monte Foods Company
          (incorporated by reference to Exhibit 10.5 to the January
          2003 Form 10-Q).
  10.23   Supply Agreement, dated April 29, 2001, between Star-Kist
          Samoa, Inc. and Tri-Marine International, Inc. (incorporated by reference (incorporated by reference to Exhibit 10.6 to the January 2003 Form 10-Q).
  10.24   Supply Agreement between Del Monte Corporation and Silgan
          Containers Corporation, dated September 3, 1993, as amended
          (incorporated by reference to Exhibit 10.12 to the DMC
          Registration Statement).
  10.25   First Amendment to Supply Agreement, dated December 21,
          1993, between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.26 to the 2002 Form 10-K).
  10.26   Second Amendment to Supply Agreement, dated May 12, 1994,
          between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.27 to the 2002 Form 10-K).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.27   Third Amendment to Supply Agreement, dated May 28, 1995,
          between Del Monte Corporation and Silgan Containers
          Corporation (incorporated by reference to Exhibit 10.28 to the 2002 Form 10-K).
**10.28   Fourth Amendment to Supply Agreement, dated November 5,
          1998, between Del Monte Corporation and Silgan Containers
          Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to
          Exhibit 10.29 to the 2002 Form 10-K).
**10.29   Fifth Amendment to Supply Agreement, dated November 5, 1998, between Del Monte Corporation and Silgan Containers
          Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to
          Exhibit 10.30 to the 2002 Form 10-K).
**10.30   Sixth Amendment to Supply Agreement, dated June 7, 2002,
          between Del Monte Corporation and Silgan Containers
          Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to
          Exhibit 10.31 to the 2002 Form 10-K).
  10.31   Retail Brokerage Agreement, dated July 1, 2001, between Del
          Monte Corporation and Advantage Sales and Marketing
          (incorporated by reference to Exhibit 10.32 to the 2002 Form
          10-K).
  10.32   Del Monte Foods Company 2002 Stock Incentive Plan, effective
          December 20, 2002 (incorporated by reference to Exhibit 10.7 to the January 2003 Form 10-Q).++
  10.33   Del Monte Foods Company 1998 Stock Incentive Plan (as
          amended through November 15, 2000) (incorporated by
          reference to Exhibit 4.2 to the Registration Statement on
          Form S-8 No. 333-52226, filed on December 20, 2000 (the
          "2000 Form S-8")).++
  10.34   Del Monte Foods Company Non-Employee Directors and
          Independent Contractors 1997 Stock Incentive Plan (as
          amended through November 15, 2000) (incorporated by
          reference to Exhibit 4.1 to the 2000 Form S-8).++
  10.35   Retention Plan (adopted October 24, 2000) (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form
          10-Q for the period ended December 31, 2000).++
  10.36   Del Monte Foods Annual Incentive Award Plan (amended and
          restated effective July 1, 2002) (incorporated by reference to Annex G to the 2002 Form S-4).++
  10.37   Additional Benefits Plan of Del Monte Corporation, effective
          January 1, 1996, as amended and restated (incorporated by
          reference to Exhibit 10.9 to the DMC Registration
          Statement).++
  10.38   Supplemental Benefits Plan of Del Monte Corporation,
          effective as of January 1, 1990, as amended as of January 1,
          1992 and May 30, 1996 (incorporated by reference to Exhibit
          10.10 to the DMC Registration Statement).++
  10.39   Del Monte Foods Company Employee Stock Purchase Plan
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement on Form S-8 No. 333-40867, filed
          November 24, 1997).++
  10.40   Del Monte Foods Company 1997 Stock Incentive Plan, as
          amended (incorporated by reference to Exhibit 10.2 to the
          December 1999 Form 10-Q).++
  10.41   Del Monte Corporation AIAP Deferred Compensation Plan, dated
          October 14, 1999, effective July 1, 2000 (incorporated by
          reference to Exhibit 10.30 to the Annual Report on Form 10-K for the year ended June 30, 2000, File No. 001-14335 (the
          "2000 Form 10-K")).++
  10.42   Retention Agreement between Del Monte Corporation and David
          L. Meyers, dated November 1, 1991 (incorporated by reference to Exhibit 10.3 to the DMC Registration Statement).++
  10.43   First Amendment to Retention Agreement of David L. Meyers,
          dated March 28, 2002 (incorporated by reference to Exhibit
          10.43 to the 2002 Form 10-K).++
  10.44   Employment Agreement and Promissory Note of Richard G.
          Wolford (incorporated by reference to Exhibit 10.25 to the
          Annual Report on Form 10-K for the year ended June 30, 1998, filed September 22, 1998, File No. 001-14335 (the "1998 Form
          10-K")).++
  10.45   First Amendment to Employment Agreement of Richard G.
          Wolford, dated July 1, 1999 (incorporated by reference to
          Exhibit 10.45 to the 2002 Form 10-K). ++
  10.46   Second Amendment to Employment Agreement of Richard G.
          Wolford, dated March 26, 2002 (incorporated by reference to
          Exhibit 10.46 to the 2002 Form 10-K).++

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.47   Employment Agreement and Promissory Note of Wesley J. Smith
          (incorporated by reference to Exhibit 10.26 to the 1998 Form
          10-K).++
  10.48   First Amendment to Employment Agreement of Wesley J. Smith,
          dated July 1, 1999 (incorporated by reference to Exhibit
          10.48 to the 2002 Form 10-K).++
  10.49   Second Amendment to Employment Agreement of Wesley J. Smith,
          dated March 26, 2002 (incorporated by reference to Exhibit
          10.49 to the 2002 Form 10-K).++
  10.50   Employment Agreement, dated April 2, 2002, between Del Monte
          Foods Company and Robert P. Magrann (incorporated by
          reference to Exhibit 10.50 to the 2002 Form 10-K).++
  10.51   Employment Agreement, dated March 28, 2002, between Del
          Monte Foods Company and Marc D. Haberman (incorporated by
          reference to Exhibit 10.51 to the 2002 Form 10-K).++
  12.1    Statement re Computation of Ratio of Earnings to Fixed
          Charges.
  21.1    Subsidiaries of Del Monte Foods Company (incorporated by
          reference to Exhibit 21 to the 2003 Form 10-K).
 +23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          5.1).
  23.2    Consent of KPMG LLP.
  23.3    Consent of PricewaterhouseCoopers LLP.
  24.1    Power of Attorney (see page II-10).
  25.1    Form T-1 Statement of Eligibility and Qualification of
          Bankers Trust Company as Trustee (incorporated by reference to Exhibit 25.1 to the 2001 Form S-4).
  25.2    Form T-1 Statement of Eligibility and Qualification of The
          Bank of New York as Trustee.
 +99.1    Form of Letter of Transmittal.
 +99.2    Form of Notice of Guaranteed Delivery.

---------------

 + To be filed by amendment.

++ Indicates a management contract or compensatory plan or arrangement.

** Confidential treatment has been requested as to certain portions of exhibit.